Exhibit 10.9
EXECUTION VERSION

MEMBERSHIP INTERESTS
PURCHASE AND SALE AGREEMENT
by and between
ENBRIDGE MIDCOAST ENERGY, L.P.,
as “Seller”
and
AMERICAN MIDSTREAM, LLC
as “Buyer”
dated as of
October 2, 2009

i

Disclosure Schedules

Schedule 1.1(a)	-	Included Intellectual Property
Schedule 1.1(b)	-	Certain Excluded Assets
Schedule 1.1(c)	-	Guarantees
Schedule 1.1(d)	-	Knowledge (Buyer)
Schedule 1.1(e)	-	Knowledge (Seller)
Schedule 2.4(a)	-	Form of Final Net Working Capital Statement
Schedule 3.3	-	Seller Approvals
Schedule 3.4	-	Litigation Relating to the Interests
Schedule 4.3	-	Subsidiaries
Schedule 4.4	-	Financial Matters
Schedule 4.5	-	Absence of Certain Changes
Schedule 4.6(a)	-	Material Contracts
Schedule 4.6(c)	-	Material Contracts — Exceptions
Schedule 4.7	-	Litigation Relating to Enbridge Entities
Schedule 4.8(a)	-	Certain Seller Plans
Schedule 4.8(c)	-	Enbridge Entity Plans
Schedule 4.8(f)	-	Post-Employment Benefits
Schedule 4.9	-	Taxes
Schedule 4.10	-	Environmental Matters
Schedule 4.11	-	Legal Compliance
Schedule 4.12	-	Absence of Permits
Schedule 4.13	-	Title Exceptions
Schedule 4.15	-	Insurance
Schedule 4.16	-	Regulatory and Administrative Matters
Schedule 4.17	-	Preference Rights
Schedule 5.3	-	Buyer Approvals
Schedule 6.1	-	Conduct of Business
Schedule 6.6(a)	-	Enbridge Entity Plan
Schedule 6.6(b)	-	Affiliate Employees
Schedule 6.13(a)	-	Preference Interests Allocated Purchase Price
Schedule 6.19	-	Certain Personal Property
Exhibits

Exhibit 1.1(a)	-	Form of Assignment of Interests
Exhibit 1.1(b)	-	Transition Services Agreement Form
Exhibit 1.1(c)	-	Form of Guarantee Agreement
Exhibit 1.1(d)	-	Form of EOP GP Interest Assignment
Exhibit 1.1(e)	-	Seller Severance Plan
Exhibit 2.3(b)(vi)	-	Form of Non-Foreign Affidavit
Exhibit 6.12	-	Form of LaCrosse Option Agreement
Exhibit 6.16(a)	-	Form of EnerVest Contract Assignment
Exhibit 6.16(b)	-	Form of Gas Purchase Contract

MEMBERSHIP INTERESTS PURCHASE AND SALE AGREEMENT
     THIS MEMBERSHIP INTERESTS PURCHASE AND SALE AGREEMENT dated as of October 2, 2009 (this “Agreement”), is entered into by and between Enbridge Midcoast Energy, L.P., a Texas limited partnership (“Seller”), and American Midstream, LLC, a Delaware limited liability company (“Buyer”).
RECITALS
     WHEREAS, Seller owns all (100%) of the membership interests (the “Interests”) in each of Enbridge Processing (Mississippi) L.L.C., a Delaware limited liability company, Enbridge Pipelines (Midla) L.L.C., a Delaware limited liability company, Enbridge Pipelines (Alabama Intrastate) L.L.C., an Alabama limited liability company, Enbridge Pipelines (Bamagas Intrastate) L.L.C., a Delaware limited liability company (“Enbridge Bamagas”), Enbridge Pipelines (Tennessee River) L.L.C., an Alabama limited liability company, Enbridge Pipelines (Alabama Gathering) L.L.C., an Alabama limited liability company, Enbridge Pipelines (AlaTenn) L.L.C., an Alabama limited liability company, Midcoast Holdings No. One, L.L.C., a Delaware limited liability company, and Mid Louisiana Gas Transmission, L.L.C., a Delaware limited liability company (“MLGT”) (collectively referred to herein as the “Enbridge Entities” and individually referred to herein as an “Enbridge Entity”); and
     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Interests.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
     Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:
     “Accountant” has the meaning set forth in Section 2.4(d).
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
     “Affiliate Employees” has the meaning set forth in Section 6.6(b).
     “Agreement” has the meaning set forth in the Preamble to this Membership Interests Purchase and Sale Agreement.

     “Alliance Refinery Retained Liability” means any costs and expenses to the extent resulting from or relating to the tank overflow of volumes from the Lafitte Pipeline System which occurred at the COP Alliance Refinery near Belle Chase, Louisiana on November 20, 2008.
     “AM Marketing” means American Midstream Marketing, LLC, a Delaware limited liability company and a wholly owned, indirect subsidiary of Buyer.
     “Assignment of Interests” means the Assignment of Membership Interests in the form attached as Exhibit 1.1(a) to this Agreement.
     “Bamagas Preference Right” has the meaning set forth in Section 6.13(b).
     “Base Purchase Price” has the meaning set forth in Section 2.2.
     “Benefit Plan” means (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an employee benefit plan if it was subject to ERISA, such as plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock or other stock plan (whether qualified or nonqualified), (d) each bonus, deferred compensation or incentive compensation plan, (e) each employment, consulting, severance pay, change in control, or other plan, arrangement, policy or commitment, and (f) any holiday or vacation practice, or workers compensation plan or program.
     “Business” means the business and operations of the Enbridge Entities and Enbridge Entities Subsidiaries as currently conducted by the Enbridge Entities and Enbridge Entities Subsidiaries.
     “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas or a federal holiday in the United States of America.
     “Buyer” has the meaning set forth in the Preamble to this Agreement.
     “Buyer Approvals” has the meaning set forth in Section 5.3.
     “Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).
     “Buyer’s Auditors” has the meaning set forth in Section 6.5(c).
     “Buyer Guarantee” means that certain Guarantee Agreement dated of even date herewith by American Infrastructure MLP Fund, L.P., American Infrastructure MLP Private Equity Fund, L.P., and American Infrastructure MLP Associates Fund, L.P. to and in favor of Seller.
     “Buyer Tax Act” has the meaning set forth in Section 7.6.
     “CAP” has the meaning set forth in the definition of Harmony Plant Retained Liability set forth in this Section 1.1.
     “Casualty Loss” has the meaning set forth in Section 6.14(a).

     “Cause” has the meaning set forth in Section 6.6(g).
     “Claim Notice” has the meaning set forth in Section 9.3(a).
     “Closing” has the meaning set forth in Section 2.3(a).
     “Closing Date” has the meaning set forth in Section 2.3(a).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commonly Controlled Entity” means each trade or business, whether or not incorporated, that together with Seller would be treated as a “single employer” under Code Section 414.
     “Confidentiality Agreement” means that certain Confidentiality Agreement dated effective as of April 27, 2009, by and between American Infrastructure MLP Funds, L.P. and Seller.
     “Continuing Employee” has the meaning set forth in Section 6.6(c).
     “Contract” means any legally binding agreement, commitment, lease, license or contract, whether oral or written.
     “Disclosure Schedules” means the schedules attached hereto.
     “Dollars” and “$” means the lawful currency of the United States of America.
     “EEP” means Enbridge Energy Partners, L.P., a Delaware limited partnership.
     “EES” means Enbridge Employee Services, Inc., a Delaware corporation.
     “Effective Time” means, if the Closing occurs on November 2, 2009, 12:01 a.m. (Central Time) on November 1, 2009; provided, however, if the Closing Date (i) is extended to December 1, 2009 pursuant to Section 6.13(b), the “Effective Time” shall mean 12:01 a.m. (Central Time) on December 1, 2009 or (ii) occurs on the first day of any other month pursuant to Section 2.3(a), the “Effective Time” shall mean 12:01 a.m. (Central Time) on such day.
     “EH” means Enbridge Holdings (Texas Systems) L.L.C., a Delaware limited liability company and a wholly owned subsidiary of Seller.
     “EMLP” means Enbridge Marketing (U.S.) L.P., a Texas limited partnership and a wholly owned, indirect subsidiary of EEP.
     “Enbridge Bamagas” has the meaning set forth in the Recitals to this Agreement.
     “Enbridge Entities” has the meaning set forth in the Recitals to this Agreement.
     “Enbridge Entity” has the meaning set forth in the Recitals to this Agreement.

     “Enbridge Entity Plan” means each Benefit Plan that is sponsored by an Enbridge Entity or Enbridge Entity Subsidiary.
     “Enbridge Entities Subsidiaries” means each of Enbridge Pipelines (Louisiana Intrastate) L.L.C., Enbridge Pipelines (SIGCO Intrastate) L.L.C. and EOP.
     “Enbridge Entity Subsidiary” means any of the Enbridge Entities Subsidiaries, individually.
     “EnerVest Contract” means that certain Gas Purchase Contract dated July 1, 2001, by and between EnerVest Monroe Marketing, Ltd., as “Seller”, and Midcoast Marketing, Inc., as “Buyer”, as amended pursuant to that certain (a) Amended and Restated Gas Purchase Contract dated effective July 1, 2001, as amended January 1, 2003, by and between EnerVest Monroe Marketing, Ltd., as “Seller”, and EMLP, as “Buyer”, and (b) Amendment to Gas Purchase Contract dated effective as of November 1, 2005, by and between EMLP and EnerVest Monroe Marketing, Ltd.
     “EnerVest Contract Assignment” has the meaning set forth in Section 6.16(a).
     “Entities Liabilities” means all obligations and liabilities of any kind whatsoever of the Enbridge Entities or Enbridge Entities Subsidiaries arising from or relating to the Interests or the Business, whether known or unknown, liquidated or contingent, and regardless of whether the same are deemed to have arisen, accrued or are attributable to periods before, on or after the Effective Time.
     “Environmental Law” means any applicable Law relating to the environment, natural resources, or the protection thereof, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto.
     “Environmental Permit” means all permits, licenses, approvals, authorizations, consents or registrations required by any applicable Environmental Law.
     “EOP” means Enbridge Offshore Pipelines (Seacrest) L.P., a Texas limited partnership.
     “EOP GP Interest” has the meaning set forth in Section 6.17.
     “EOP GP Interest Assignment” means the Assignment of Partnership Interest in the form attached as Exhibit 1.1(d) to this Agreement.
     “EPLL” means Enbridge Pipelines (Louisiana Liquids) L.L.C., a Delaware limited liability company.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Estimated Net Working Capital” means $0.
     “Excluded Assets” means (a) other than those described in Schedule 1.1(a) (the “Included Intellectual Property”), all system applications, licenses for computer or communications software and other intellectual property used in connection with the Business, including, without limitation, those described in Schedule 1.1(b), (b) each Contract between a Seller or an Affiliate of a Seller (other than any of the Enbridge Entities or Enbridge Entities Subsidiaries), on the one hand, and any of the Enbridge Entities or Enbridge Entities Subsidiaries, on the other hand, other than those listed under item (iv) on Schedule 4.6(a), (c) the membership interests of EPLL, which are owned by MLGT, and (d) all items retained by Seller in accordance with Section 2.5(a).
     “FERC” means the Federal Energy Regulatory Commission.
     “Final Net Working Capital” has the meaning set forth in Section 2.4(a).
     “Final Net Working Capital Statement” has the meaning set forth in Section 2.4(a).
     “Financial Data” has the meaning set forth in Section 4.4(b).
     “Financial Statements” has the meaning set forth in Section 4.4(a).
     “GAAP” means generally accepted accounting principles of the United States of America, consistently applied.
     “Gas Purchase Contract” has the meaning set forth in Section 6.16(b).
     “General Proceedings” means all Proceedings other than Other Proceedings.
     “Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.
     “Guarantees” means the guarantees, letters of credit, bonds, sureties and other credit support or assurances for the benefit of the Enbridge Entities or Enbridge Entities Subsidiaries listed on Schedule 1.1(c).
     “Guarantee Agreement” means the Guarantee Agreement from EEP for the benefit of Buyer in the form attached as Exhibit 1.1(c) to this Agreement.
     “Harmony Plant Retained Liability” means any and all costs and expenses associated with the implementation of the Correction Action Plan (the “CAP”) submitted on November 20, 2008 to the Mississippi Department of Environmental Quality to remediate the groundwater impact that exists as a result of the historical operation of the Harmony Processing Plant and any and all Losses arising from any Proceeding relating to the release, leak, contamination, leaching or other occurrence from operations at the Harmony Processing Plant that resulted in the groundwater impact that is the subject of the CAP (whether or not such Proceeding is commenced before or after Closing).
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Included Intellectual Property” has the meaning set forth in the definition of Excluded Assets set forth in this Section 1.1.
     “Indemnified Party” has the meaning set forth in Section 9.3(a).
     “Indemnifying Party” has the meaning set forth in Section 9.3(a).
     “Interests” has the meaning set forth in the Recitals to this Agreement.
     “Knowledge” as to Buyer means the actual knowledge of any fact, circumstance or condition by any of the Persons listed in Schedule 1.1(d) and as to Seller means the actual knowledge of any fact, circumstance or condition by any of the Persons listed in Schedule 1.1(e). The foregoing references to “actual knowledge” of a Person means information actually personally known by such Person, excluding any information which may be imputed to such Person by Law.
     “LaCrosse Option Agreement” has the meaning set forth in Section 6.12.
     “Law” means any applicable law, rule, regulation, ordinance, order, judgment or decree of a Governmental Authority and any applicable common law.
     “LIBOR” means the rate for any one month loan which appears on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of any period for which interest may be due under this Agreement.
     “Lien(s)” means any charges, pledges, options, reversionary rights, mortgages, deeds of trust, hypothecations, security interests, and other encumbrances.
     “Losses” means all actual liabilities, losses, damages, claims, awards, causes of action, fines, penalties, costs and expenses (including reasonable fees and expenses of counsel); provided, however, that Losses shall not include any special, punitive, exemplary, incidental, consequential or indirect damages or any lost profits, lost benefits, loss of enterprise value, diminution in value of any business, damage to reputation or loss to goodwill; provided, further, however, that the preceding proviso shall not apply to the extent a Party is required to pay such damages to a third party in connection with a matter for which such Party is entitled to indemnification under Article IX.

     “Material Adverse Effect” means any circumstance, change or effect that is materially adverse to the Business or the assets, properties, operations or financial condition of the Enbridge Entities and Enbridge Entities Subsidiaries, taken as a whole, or materially and adversely affects the ability of Seller to consummate the transactions contemplated by this Agreement, but shall exclude any circumstance, change or effect resulting or arising from:
     (i) any change in general economic conditions (including any change in prices for natural gas or other commodities) in the industries or markets in which any Enbridge Entity or Enbridge Entity Subsidiary operates or conducts business;
     (ii) seasonal reductions in revenues and/or earnings of any Enbridge Entity or Enbridge Entity Subsidiary in the ordinary course of its business;
     (iii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;
     (iv) changes in GAAP;
     (v) the entry into or announcement of this Agreement;
     (vi) matters that will be reflected in the determination of Final Net Working Capital; and
     (vii) the loss of any employee involved in the Business.
     “Material Contracts” has the meaning set forth in Section 4.6(a).
     “Midla Retained Liability” means any costs or expenses to the extent resulting from or relating to the leak which occurred on September 2, 2001 on the Midla Pipeline System near mile marker 2.25 located 2.25 miles south of Midla’s Desaird Compressor Station, and resulted in a Department of Transportation Corrective Action Order, in docket CPF No. 4-200-1006-H.
     “MLGT” has the meaning set forth in the Recitals to this Agreement.
     “Net Working Capital”, which may be positive or negative, means an amount equal to the total current assets of the Enbridge Entities and Enbridge Entities Subsidiaries minus the total current liabilities of the Enbridge Entities and Enbridge Entities Subsidiaries (excluding for purposes of such calculation any current assets or liabilities related to the following: debt; Taxes; prepaid insurance relating to Seller’s Policies; other Excluded Assets; other than gas imbalances, (i) trade payables, accounts payable and other similar costs and expenses for which Seller retains liability pursuant to Section 2.5(b) and (ii) proceeds, accounts receivable, income, revenues, monies and other items belonging to Seller pursuant to Section 2.5(a); or transactions with Affiliates of the Enbridge Entities or the Enbridge Entities Subsidiaries (other than one of the other Enbridge Entities or the Enbridge Entities Subsidiaries) to the extent related to an Excluded Asset or Taxes of the Enbridge Entities or the Enbridge Entities Subsidiaries), in each case determined (a) in accordance with GAAP, and (b) without giving effect to the transactions contemplated hereby.

     “Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, bylaws, operating agreement, partnership agreement or similar formation or governing documents and instruments.
     “Other Proceedings” means claims and investigations that constitute Proceedings.
     “Operations Employees” has the meaning set forth in Section 6.6(b).
     “Parties” means Seller and Buyer.
     “PBGC” has the meaning set forth in Section 4.8(d).
     “Permits” means authorizations, licenses, permits or certificates issued by Governmental Authorities; provided, however, right-of-way agreements and similar rights and approvals are not included in the definition of Permits.
     “Permitted Liens” means:
     (a) preferential purchase rights applicable to this or to any future transaction;
     (b) third-party consent and notice requirements and similar restrictions with respect to which waivers or consents are obtained by Seller from the appropriate parties prior to the Closing Date or the appropriate time period for asserting the right has expired or which, in the case of notice requirements, need not be satisfied prior to transfer;
     (c) Liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions;
     (d) materialmans’, mechanics’, repairmans’, workers’, contractors’, operators’, carriers’ and other similar liens and charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;
     (e) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the Interests if they are not required to be obtained prior to the sale or conveyance and will not subject Buyer or any of the Enbridge Entities or Enbridge Entities Subsidiaries to any liability or disability after the Closing due to the failure to make or obtain same prior to Closing;
     (f) all rights reserved to or vested in any Governmental Authority to control or regulate any of the assets of any Enbridge Entity or Enbridge Entity Subsidiary in any manner and all obligations and duties under all Laws of such Governmental Authority or under any franchise, grant, license or permit issued by any such Governmental Authority;
     (g) imbalances associated with any of the assets of any Enbridge Entity or Enbridge Entity Subsidiary;

     (h) defects based solely on (i) the fact that information, whether in paper or electronic format, may be missing from the books and records of Seller maintained by or on behalf of or relating to the Enbridge Entities, the Enbridge Entities Subsidiaries or the Business; provided, however, that any fact, circumstances, event, development, change or condition constituting the missing information or any portion thereof shall not constitute a Permitted Lien; or (ii) references to document(s) if such referenced document(s) do not constitute a defect;
     (i) with respect to assets and properties owned by any of the Enbridge Entities or Enbridge Entities Subsidiaries, defects arising out of lack of corporate or other entity authorization unless the action was not authorized and is affirmatively established by documentation to result in another party’s actual and superior claim of title to the relevant interest;
     (j) defects that have been cured by Laws of limitations or prescription;
     (k) reversionary rights contained in easements, rights-of-way and similar agreements; and
     (l) any other agreements, instruments, liens, charges, encumbrances, defects, discrepancies or irregularities in title which do not, individually or in the aggregate, interfere in any material respect with the value, operation or ownership of the assets, business and operations of the Enbridge Entity or Enbridge Entity Subsidiary (as currently conducted by such Enbridge Entity or Enbridge Entity Subsidiary) to which they relate, including, without limitation, the terms of the agreements referenced in Schedule 4.17.
     “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
     “Pre-Closing Tax Period” means (i) any Tax period ending on or before the day before the day that includes the Effective Time and (ii) the portion of any Straddle Period that ends on the day before the day that includes the Effective Time.
     “Preference Interests” has the meaning set forth in Section 6.13(a).
     “Preference Right” has the meaning set forth in Section 4.17.
     “Proceedings” means all proceedings, actions, claims, suits and investigations by and before any mediator, arbitrator, or Governmental Authority.
     “Property Taxes” has the meaning set forth in Section 7.4.
     “Purchase Price” has the meaning set forth in Section 2.2.
     “Qualifying Offer” has the meaning set forth in Section 6.6(b).

     “Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.
     “Related Agreements” means the Transition Services Agreement, the Guarantee Agreement, the LaCrosse Option Agreement, and any other document or agreement delivered at the Closing pursuant to Section 2.3.
     “Representatives” means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers and consultants.
     “SEC” has the meaning set forth in Section 6.5(c).
     “Seller” has the meaning set forth in the Preamble to this Agreement.
     “Seller Approvals” has the meaning set forth in Section 3.3.
     “Seller Indemnified Parties” has the meaning set forth in Section 9.2(c).
     “Seller Marks” has the meaning set forth in Section 6.8.
     “Seller Plan” means each Benefit Plan (including any Enbridge Entity Plan) that is or was sponsored, maintained, contributed to or required to be contributed to by Seller or by any Commonly Controlled Entity.
     “Seller’s Policies” has the meaning set forth in Section 4.15.
     “Seller Retained Liabilities” means all liabilities and obligations of any kind whatsoever of the Enbridge Entities arising from (i) the Alliance Refinery Retained Liability, (ii) the Harmony Plant Retained Liability, (iii) the Midla Retained Liability, (iv) the Excluded Assets, (v) any business sold by any Enbridge Entity or Enbridge Entity Subsidiary to a third party from and after October 1, 2002, (vi) the accounts payable and other costs and expenses retained by Seller pursuant to Section 2.5(b), (vii) claims raised by EnerVest Monroe Marketing, Ltd. (or any successor to the interest of EnerVest Monroe Marketing, Ltd.) under the EnerVest Contract as a result of any matter which occurred prior to the Effective Time, (viii) the Seller Plans other than the Seller Plan listed on Schedule 4.8(c), and (ix) the pending insurance claims described in Schedule 4.15, in each case, whether known or unknown, liquidated or contingent, and, other than in the case of items (vii) and (ix) above, regardless of whether the same are deemed to have arisen, accrued, or are attributable to periods before, on, or after the Effective Time.
     “Seller Severance Plan” means that certain U.S. Enbridge Natural Gas Operations Severance Plan, effective June 1, 2009, attached as Exhibit 1.1(e) to this Agreement and excluding any amendments thereto.
     “Severance Pay Amount” has the meaning set forth in Section 6.6(g).
     “Straddle Period” has the meaning set forth in Section 7.4.
     “Support Employees” has the meaning set forth in Section 6.6(b).

     “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, premium, windfall profits, environmental, customs duties, capital stock, capital gain, petroleum profits, value added, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, minimum, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not. For purposes of this Agreement, “Tax” or “Taxes” also includes any obligation under any Law, agreement or arrangement with any other Person with respect to Taxes of such other Person (including pursuant to Treasury Regulation Section 1.1502-6 or comparable provisions of state, local or foreign tax Law) and including any liability for Taxes of any predecessor entity.
     “Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
     “Tax Claim” has the meaning set forth in Section 7.7(a).
     “Tax Returns” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority including any amendments thereto.
     “Third Party Claim” has the meaning set forth in Section 9.3(a).
     “Transfer Taxes” has the meaning set forth in Section 7.2.
     “Transition Services Agreement” has the meaning set forth in Section 6.20.
     “Transition Services Agreement Form” means the form of the Transition Services Agreement attached as Exhibit 1.1(b) to this Agreement.
     “Weekly Base Pay” means, in the case of a Continuing Employee who is paid a salary, his or her annualized base salary as reflected on the Buyer’s payroll records on the date of such Continuing Employee’s date of termination divided by 52, and in the case of a Continuing Employee who is paid an hourly wage, his or her hourly wage rate as reflected on the Buyer’s payroll records on the date of such Continuing Employee’s date of termination multiplied by 40.
     “Welfare Benefits” has the meaning set forth in Section 6.6(f).
     Section 1.2 Rules of Construction.
     (a) All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
     (b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.
     (c) The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
     (d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
     (e) All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.
     (f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
     (g) Any event hereunder requiring the payment of cash or cash equivalents and any action to be taken hereunder on a day that is not a Business Day shall be deferred until the first Business Day occurring after such day.
ARTICLE II
PURCHASE AND SALE; CLOSING
     Section 2.1 Purchase and Sale of the Interests. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, the Interests.
     Section 2.2 Purchase Price. The aggregate consideration payable by Buyer to Seller for the Interests shall consist of One Hundred Fifty Million Eight Hundred Seventeen Thousand Eight Hundred Ninety-Eight and No/100 Dollars ($150,817,898.00) (the “Base Purchase Price”), as adjusted in accordance with Section 2.4 and Section 6.13(b) (the “Purchase Price”).
     Section 2.3 The Closing.
     (a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Fulbright & Jaworski L.L.P., Fulbright Tower, 1301 McKinney, Suite 5100, Houston, Texas 77010, commencing at 10:00 a.m. local time on (i) November 2, 2009, or if all conditions in Article VIII to be satisfied at Closing have not yet been satisfied or waived, then on the first day of the month immediately following the date on which such conditions have been satisfied or waived subject to the rights of the Parties set forth in Article X, or (ii) such other date as Buyer and Seller may mutually determine (the “Closing Date”). The Closing shall be deemed to have been consummated at the Effective Time.
     (b) At the Closing, Seller will deliver the following documents and deliverables to Buyer:
     (i) the Assignment of Interests, duly executed by Seller;
     (ii) the Transition Services Agreement, duly executed by EES;
     (iii) the Guarantee Agreement, duly executed by EEP;
     (iv) the resignations (or evidence of removal) of each officer and director of each Enbridge Entity, effective as of the Effective Time;
     (v) the certificate referenced in Section 8.1(d), duly executed by Seller;
     (vi) a non-foreign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, in the form attached hereto as Exhibit 2.3(b)(vi), duly executed by EEP (the Person from whom Seller is disregarded as an entity for U.S. federal income tax purposes);
     (vii) the LaCrosse Option Agreement, duly executed by Seller or any Affiliate of Seller;
     (viii) the EnerVest Contract Assignment, duly executed by EMLP;
     (ix) the Gas Purchase Contract, duly executed by EMLP;
     (x) the EOP GP Interest Assignment, duly executed by EH;
     (xi) evidence of receipt of each of Seller Approvals (other than any Seller Approval constituting a notice requirement that by the terms of such requirement is not required to be satisfied prior to the Closing Date, provided that Seller shall undertake to provide such notice after Closing) and any other consents and waivers of any other Person, if any, required for Seller to enter into this Agreement and complete the transactions contemplated herein; and
     (xii) such other certificates, instruments and documents as may be reasonably requested by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.
     (c) At the Closing, Buyer will deliver the following documents and deliverables to Seller:
     (i) the Assignment of Interests, duly executed by Buyer;
     (ii) the Transition Services Agreement, duly executed by Buyer;

     (iii) an amount equal to the Base Purchase Price by wire transfer of immediately available funds to an account or accounts specified by Seller;
     (iv) the certificate referenced in Section 8.2(d), duly executed by Buyer;
     (v) the LaCrosse Option Agreement, duly executed by MLGT;
     (vi) the EnerVest Contract Assignment, duly executed by AM Marketing;
     (vii) the Gas Purchase Contract, duly executed by AM Marketing;
     (viii) the EOP GP Interest Assignment, duly executed by Buyer;
     (ix) evidence of receipt of each of Buyer Approvals and any other consents and waivers of any other Person, if any, required for Buyer to enter into this Agreement and complete the transactions contemplated herein; and
     (x) such other certificates, instruments and documents as may be reasonably requested by Seller prior to the Closing Date to carry out the intent and purposes of this Agreement.
     Section 2.4 Post-Closing Purchase Price Reconciliation.
     (a) The Net Working Capital as of the Effective Time (the “Final Net Working Capital”) shall be determined in accordance with GAAP and with the procedures set forth in this Section 2.4 and the Final Net Working Capital as so determined shall be final and binding on Buyer and Seller. As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) days thereafter, Seller shall prepare and deliver to Buyer a calculation of the Final Net Working Capital in substantially the form of Schedule 2.4(a), together with reasonably detailed supporting information (the “Final Net Working Capital Statement”).
     (b) From and after the date Seller delivers to Buyer the Final Net Working Capital Statement, Seller shall provide Buyer and its Representatives full access to the records of the Enbridge Entities to the extent related to the Final Net Working Capital and shall cause the employees of Seller to cooperate with Buyer and the Enbridge Entities in connection with Buyer’s review of the Final Net Working Capital Statement.
     (c) Within sixty (60) days after Buyer’s receipt of the Final Net Working Capital Statement, Buyer shall notify Seller as to whether Buyer agrees or disagrees with the Final Net Working Capital Statement and, if Buyer disagrees, such notice shall set forth in reasonable detail the particulars of such disagreement. If Buyer provides a notice of agreement or does not provide a notice of disagreement within such sixty (60) day period, then Buyer shall be deemed to have accepted the calculations and the amounts set forth in the Final Net Working Capital Statement delivered by Seller, which shall then be final, binding and conclusive for all purposes hereunder. If any such notice of disagreement is timely provided, then Buyer and Seller shall each use Reasonable Efforts for a period of thirty (30) days thereafter to resolve any disagreements with respect to the calculations in the Final Net Working Capital Statement and the determination of the Final Net Working Capital.
     (d) If, at the end of the thirty (30) day resolution period, the Parties are unable to resolve any disagreements as to items in the Final Net Working Capital Statement, then PricewaterhouseCoopers, LLP (or such other independent accounting firm of recognized national standing as may be mutually selected by Buyer and Seller) shall resolve any remaining disagreements. If PricewaterhouseCoopers, LLP is not willing or able to serve in such capacity, then Seller shall within ten (10) days deliver to Buyer a listing of three other accounting firms of recognized national or regional standing that do not have a current relationship with Seller or any of its Affiliates and Buyer shall within ten (10) days after receipt of such list, select one of such three accounting firms (such firm as is ultimately selected pursuant to the aforementioned procedures being the “Accountant”). The Accountant shall be charged with determining as promptly as practicable, but in any event within thirty (30) days after the date on which such dispute is referred to the Accountant, any disputed items required to determine the Final Net Working Capital. The Accountant will act as an arbitrator to determine and resolve, based solely on presentations by Buyer and Seller, and not by independent review, only those issues still in dispute. The costs and expenses of the Accountant shall be borne 50% by Seller and 50% by Buyer. The determination of the Accountant shall be final, binding and conclusive for all purposes hereunder. Such amounts as finally determined by the Accountant shall be used to determine the Purchase Price.
     (e) Within five (5) Business Days of the date on which the last disputed item required to determine the Final Net Working Capital is resolved pursuant to this Section 2.4 (whether by agreement of the Parties, any failure by Buyer to provide a timely notice of disagreement pursuant to subsection (c) or a final determination by the Accountant pursuant to subsection (d)), (i) if the Final Net Working Capital exceeds the Estimated Net Working Capital, then Buyer shall pay to Seller an amount equal to the excess of the Final Net Working Capital over the Estimated Net Working Capital, or (ii) if the Estimated Net Working Capital exceeds the Final Net Working Capital, then Seller shall pay to Buyer an amount equal to the excess of the Estimated Net Working Capital over the Final Net Working Capital, in each case together with interest at a rate equal to LIBOR (determined, as applicable, on the Closing Date and at the end of each 30 day period thereafter) plus 1% on such excess from the Closing Date to the date of payment.
     Section 2.5 Effect of Closing.
     (a) Buyer covenants and agrees that (except for gas imbalances) all proceeds, accounts receivable, income, revenues, monies and other items included in or attributable to the Enbridge Entities and Enbridge Entities Subsidiaries for periods prior to the Effective Time (in each case, whether or not recorded in the financial statements or financial data of the Enbridge Entities or Enbridge Entities Subsidiaries on the Closing Date) shall belong to Seller and, following the Closing, Buyer shall cause the Enbridge

Entities and Enbridge Entities Subsidiaries to use Reasonable Efforts to collect same on Seller’s behalf. Seller acknowledges and agrees that all other proceeds, accounts receivable, income, revenues, monies and other items included in or attributable to the Enbridge Entities or Enbridge Entities Subsidiaries shall belong to the applicable Enbridge Entities or the applicable Enbridge Entities Subsidiaries.
     (b) Seller covenants and agrees that (except for gas imbalances) all trade or accounts payable and other similar costs and expenses payable for materials, equipment, goods, utilities and services furnished to or performed for the Enbridge Entities and Enbridge Entities Subsidiaries prior to the Effective Time, together with rent payable by the Enbridge Entities and Enbridge Entities Subsidiaries for equipment or other property leased by the Enbridge Entities and Enbridge Entities Subsidiaries and accruing prior to the Effective Time (in each case, whether or not recorded in the financial statements or financial data of the Enbridge Entities or Enbridge Entities Subsidiaries on the Closing Date) shall be the obligation of and be paid by Seller. Buyer acknowledges and agrees that all other accounts payable and other similar costs and expenses shall be the obligation of and be paid by the applicable Enbridge Entities or the applicable Enbridge Entities Subsidiaries.
     (c) If monies are received by any Party which, under the terms of this Section 2.5, belong to the other Party, the same shall promptly be paid over to the proper Party. If an invoice or other evidence of an obligation is received which, under the terms of this Section 2.5, is partially the obligation of each of Seller and Buyer, then the Parties shall consult each other and each shall promptly pay its portion of such obligation to the obligee.
ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER
     Seller hereby represents and warrants to Buyer as follows:
     Section 3.1 Organization of Seller. Seller is a limited partnership, duly formed, validly existing and in good standing under the Laws of the State of Texas.
     Section 3.2 Authorization; Enforceability. (a) Seller and each Affiliate of Seller entering into a Related Agreement in connection herewith has all requisite power and authority to execute and deliver this Agreement and such Related Agreement to which it is a party and to perform all obligations to be performed by it hereunder and thereunder, (b) the execution and delivery of this Agreement and each such Related Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite partnership, limited liability company or corporate action on the part of Seller and such Seller Affiliate, and (c) this Agreement has been and each of such Related Agreements will be duly and validly executed and delivered by Seller and such Seller Affiliate, and this Agreement constitutes and each such Related Agreement will constitute a valid and binding obligation of Seller and such Seller Affiliate, enforceable against Seller and such Seller Affiliate in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
     Section 3.3 No Conflict. The execution and delivery of this Agreement by Seller and the execution and delivery of each Related Agreement by Seller and/or each Affiliate of Seller entering into a Related Agreement in connection herewith and the consummation of the transactions contemplated hereby and thereby (assuming all required filings, consents, approvals, authorizations and notices set forth in Schedule 3.3 (collectively, the “Seller Approvals”) have been made, given or obtained and the procedures relating to each Preference Right set forth on Schedule 4.17 have been followed) do not and shall not:
     (a) violate any Organizational Document of Seller and such Seller Affiliate; or
     (b) except as would not reasonably be expected to have a Material Adverse Effect, (i) violate any Law applicable to Seller or such Seller Affiliate or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority or (ii) (A) breach the terms of any contract, agreement, lease, mortgage, indenture, license, franchise, or other instrument to which Seller or such Seller Affiliate is a party or by which Seller or such Seller Affiliate (or its properties and assets) may be bound, (B) result in the termination of any such contract, agreement, lease, mortgage, indenture, license, franchise, or other instrument, or (C) result in the creation of any Lien upon any of the Interests or the assets and properties of Seller, such Seller Affiliate, the Enbridge Entities or the Enbridge Entities Subsidiaries other than obligations imposed by or resulting from this Agreement or the Related Agreements.
     Section 3.4 Litigation. Except as set forth on Schedule 3.4, (a) there are no General Proceedings pending or, to the Knowledge of Seller, there are no Other Proceedings pending and there are no Proceedings threatened in writing against Seller with respect to the Interests that, if determined or resolved adversely, would reasonably be expected to have a material and adverse impact on the ability of Seller to perform its obligations under this Agreement or to result in any Losses of any of the Enbridge Entities or, without duplication, the Enbridge Entities Subsidiaries exceeding $500,000, individually or in the aggregate, and (b) there are no material orders or unsatisfied judgments from any Governmental Authority binding upon Seller with respect to the Interests.
     Section 3.5 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Seller or any of its Affiliates except for fees and commissions which are payable by Seller.
     Section 3.6 Ownership of Interests.
     (a) Seller holds of record and owns beneficially the Interests free and clear of any Liens other than transfer restrictions imposed thereon by applicable securities Laws.
     (b) There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity securities in any of the

Enbridge Entities or the Enbridge Entities Subsidiaries, any other commitments or agreements providing for the issuance of additional equity interests in any of the Enbridge Entities or the Enbridge Entities Subsidiaries or the repurchase or redemption of equity interests in any of the Enbridge Entities or the Enbridge Entities Subsidiaries, and there are no agreements of any kind which may obligate any of the Enbridge Entities or the Enbridge Entities Subsidiaries to issue, purchase, redeem or otherwise acquire any of its equity interests. There are no voting agreements, proxies or other similar agreements or understandings with respect to the equity interests of any of the Enbridge Entities or the Enbridge Entities Subsidiaries.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO
THE ENBRIDGE ENTITIES
     Seller hereby represents and warrants to Buyer as follows:
     Section 4.1 Organization of Enbridge Entities. Each Enbridge Entity and each of the Enbridge Entities Subsidiaries is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of formation and has the requisite limited liability company or limited partnership, as applicable, power and authority to own or lease its assets and to conduct its business as it is now being conducted. Each Enbridge Entity and each of the Enbridge Entities Subsidiaries is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified.
     Section 4.2 No Conflict. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller (assuming all of the Seller Approvals have been made, given or obtained and the procedures relating to each Preference Right set forth on Schedule 4.17 have been followed) do not and shall not:
     (a) violate any Organizational Document of the Enbridge Entities or the Enbridge Entities Subsidiaries; or
     (b) except as would not reasonably be expected to have a Material Adverse Effect or to result in any Losses of any of the Enbridge Entities or, without duplication, the Enbridge Entities Subsidiaries exceeding $500,000, individually or in the aggregate, (i) violate any Law applicable to any of the Enbridge Entities or the Enbridge Entities Subsidiaries or its assets or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority or (ii) (A) breach the terms of any contract, agreement, lease, mortgage, indenture, license, franchise, or other instrument to which any of the Enbridge Entities or the Enbridge Entities Subsidiaries is a party or by which any of the Enbridge Entities or the Enbridge Entities Subsidiaries (or its properties and assets) are bound, (B) result in the termination of any such contract, agreement, lease, mortgage, indenture, license, franchise, or other instrument, or (C) result in the creation of any Lien upon any of the Interests or the assets or properties of any of the Enbridge Entities or the Enbridge Entities Subsidiaries other than obligations imposed by this Agreement or the Related Agreements.

     Section 4.3 Subsidiaries. Except as set forth in Schedule 4.3, no Enbridge Entity or Enbridge Entity Subsidiary owns, either directly or indirectly, any equity interests in any Person.
     Section 4.4 Financial Statements.
     (a) Seller has previously delivered to Buyer the audited financial statements of FERC regulated interstate pipeline companies that constitute Enbridge Entities as of and for the years ended December 31, 2007 and December 31, 2008, and the unaudited financial statements for such FERC regulated interstate pipeline companies as of and for the six-month periods ended June 30, 2008 and June 30, 2009 (collectively, the “Financial Statements”). Except as disclosed on Schedule 4.4, the Financial Statements were prepared in accordance with the accounting requirements of FERC, as set forth in its applicable Uniform System of Accounts and published accounting releases. Except as disclosed on Schedule 4.4, the Financial Statements present fairly in all material respects the results of operations and cash flows of the Enbridge Entity to which they relate for the respective period covered, and the balance sheets present fairly in all material respects their financial condition as of their respective dates.
     (b) Seller has previously delivered to Buyer true, complete and correct copies of unaudited trial balances financial data, for the fiscal year ended December 31, 2008 and for the six-month periods ended June 30, 2008 and June 30, 2009, related to the business and operations of the Enbridge Entities and Enbridge Entities Subsidiaries for the respective periods covered thereby (the “Financial Data”), including FERC filings for the interstate natural gas entities that constitute Enbridge Entities for the years then ended. Except as disclosed on Schedule 4.4, the Financial Data was prepared based on the books and records of Seller on a consistent basis throughout the periods covered thereby.
     (c) To the Knowledge of Seller and except as disclosed on Schedule 4.4, the Financial Data fairly presents the gross product and transportation revenues, total product purchases, other cost of sales, imbalance settlement costs, operating expenses and capital expenditures with respect to the business and operations of the Enbridge Entities and Enbridge Entities Subsidiaries for the respective periods indicated therein.
     (d) None of the Enbridge Entities or the Enbridge Entities Subsidiaries has any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on the financial condition, change in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources of the Enbridge Entities and the Enbridge Entities Subsidiaries on a consolidated basis.
     (e) EEP has established and maintains disclosure controls and procedures that are designed to ensure that material information relating to EEP is made known to its ultimate parent company’s principal executive officer and its principal financial officer by others within that entity. To Seller’s Knowledge, there are no significant deficiencies, including material weaknesses, in the design or operation of internal controls over EEP’s financial reporting.

     (f) No Enbridge Entity or Enbridge Entity Subsidiary has any liability or obligation except (i) liabilities reflected in the Financial Statements and the Financial Data, (ii) liabilities which have arisen since March 31, 2009, in the ordinary course of business consistent with past practice, (iii) liabilities disclosed on Schedule 4.4, and (iv) other liabilities which, individually or in the aggregate, have not had and would not be reasonably expected to have a Material Adverse Effect.
     Section 4.5 Absence of Certain Changes. Except as disclosed on Schedule 4.5, since June 30, 2009, (a) there has not been any Material Adverse Effect, (b) the Business has been conducted, in all material respects, only in the ordinary course consistent with past practices (except to the extent contemplated by Section 6.7, Section 6.11, Section 6.12 and Section 6.16), (c) no Enbridge Entity or Enbridge Entity Subsidiary has incurred any material liability or entered into any material agreement, in each case, outside the ordinary course of business consistent with past practice, and (d) the Enbridge Entities and Enbridge Entities Subsidiaries have not made any material change in the compensation levels of their senior executives, any changes in the manner in which other employees of the Enbridge Entities or the Enbridge Entities Subsidiaries are generally compensated, or any provision of additional or supplemental benefits for employees of the Enbridge Entities or the Enbridge Entities Subsidiaries, generally, except normal periodic increases or promotions effected in the ordinary course of business consistent with past practice. Except as disclosed on Schedule 4.5, since June 30, 2009 through the date of this Agreement, other than losses, damages, destruction or other casualty that are not, individually or in the aggregate, material, no Enbridge Entity or Enbridge Entity Subsidiary has suffered any unrepaired loss, damage, destruction, or other casualty to any of its property, plant, equipment, or inventories (whether or not covered by insurance).
     Section 4.6 Contracts.
     (a) Schedule 4.6(a) contains a true and complete listing of the following Contracts to which any of the Enbridge Entities or the Enbridge Entities Subsidiaries is a party or by which any of the assets of the Enbridge Entities or the Enbridge Entities Subsidiaries is bound as of the date of this Agreement and will be bound after the Closing (the Contracts listed on Schedule 4.6(a) being “Material Contracts”):
     (i) each natural gas gathering, processing, sales, storage, or transportation Contract which generated revenues in February, 2009;
     (ii) each Contract involving a remaining commitment to pay capital expenditures in excess of $50,000 in any single calendar year or $100,000 in the aggregate;
     (iii) each Contract for lease of personal property or real property or lease of pipeline capacity involving aggregate payments in excess of $50,000 in 2009 or in any single future calendar year;
     (iv) each Contract between Seller or an Affiliate of Seller (other than an Enbridge Entity or Enbridge Entity Subsidiary), on the one hand, and an

Enbridge Entity or Enbridge Entity Subsidiary, on the other hand, which will survive the Closing;
     (v) each Contract that provides for a limit on the ability of an Enbridge Entity or Enbridge Entity Subsidiary to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing;
     (vi) any note, loan, evidence of indebtedness, letter of credit or guarantee of the indebtedness or performance of any obligations of another Person;
     (vii) any Contract that grants to any Person any right of first refusal, right of first offer or participation right in any future business, business opportunity or expansion;
     (viii) any employment agreement or any other contractual right that provides for (A) continued employment with, or retention by, any Enbridge Entity or Enbridge Entity Subsidiary or (B) any payments due or payable as a result of this Agreement or the consummation of the transactions contemplated by this Agreement;
     (ix) any obligation to make deferred cash purchase price payments to a third party after the Closing Date arising out of or relating to the acquisition of any business or assets of any Enbridge Entity or Enbridge Entity Subsidiary;
     (x) any joint venture, joint development, partnership or similar agreement;
     (xi) any natural gas or other futures or options trading agreement or any price swaps, hedges, futures or similar instruments;
     (xii) documents granting any power of attorney with respect to the material affairs of any Enbridge Entity or Enbridge Entity Subsidiary;
     (xiii) stockholder agreements or agreements relating to the issuance of any securities or ownership interests of the Enbridge Entities or the Enbridge Entities Subsidiaries or the granting of any registration rights with respect thereto;
     (xiv) any operational balancing agreement relating to the gas volumes of any Enbridge Entity or Enbridge Entity Subsidiary;
     (xv) any Tax sharing agreement;
     (xvi) any collective bargaining agreement; and
     (xvii) except for Contracts of the nature described in clauses (i) through (xvi) above, each Contract to which an Enbridge Entity or Enbridge Entity Subsidiary is a party or by which its assets are bound involving aggregate payments or receipts in excess of $250,000 in 2009 or in any single future calendar year that cannot be terminated by such Enbridge Entity or Enbridge Entity Subsidiary upon sixty (60) days or less notice without payment penalty.
     (b) True and complete copies of all Material Contracts as amended and modified through the date of this Agreement (other than any Material Contracts that contain confidentiality provisions prohibiting their disclosure) have been made available to Buyer.
     (c) Except as set forth in Schedule 4.6(c), each Material Contract (i) is in full force and effect and (ii) represents the legal, valid and binding obligation of the applicable Enbridge Entity or Enbridge Entity Subsidiary, enforceable by it in all material respects in accordance with its terms, except as the enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject to general principles of equity. Except as set forth in Schedule 4.6(c), neither the applicable Enbridge Entity or Enbridge Entity Subsidiary nor, to the Knowledge of Seller, any other party thereto is in breach of, in any material respect, any Material Contract, and neither Seller nor the applicable Enbridge Entity or Enbridge Entity Subsidiary has received any written notice of termination or material breach of any Material Contract.
     Section 4.7 Litigation. Except as set forth in Schedule 4.7, (a) there are no General Proceedings pending or, to the Knowledge of Seller, there are no Other Proceedings pending and there are no Proceedings threatened in writing against any Enbridge Entity or Enbridge Entity Subsidiary that, if determined or resolved adversely, would reasonably be expected to have a material and adverse impact on the ability of Seller to perform its obligations under this Agreement or to result in Losses of any of the Enbridge Entities or, without duplication, the Enbridge Entities Subsidiaries exceeding $500,000, individually or in the aggregate, and (b) there is no injunction or material order or unsatisfied judgment pending against any Enbridge Entity from any Governmental Authority.
     Section 4.8 Employee Benefit Plans.
     (a) Except as set forth Schedule 4.8(a), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment): (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any Affiliate Employee under the terms of any Seller Plan, (ii) increase any benefits otherwise payable under any Seller Plan, or (iii) result in any acceleration of the time of payment or vesting of benefits under the terms of any Seller Plan. Seller has made available true and complete copies of all plan documents, texts and agreements and summary plan descriptions for each Seller Plan relevant to the items set forth in Schedule 4.8(a).
     (b) Each Seller Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Seller Plan has not yet expired, and each trust established in connection with any Seller Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Seller’s Knowledge (i) no fact or event has occurred that could adversely affect the qualified status of any such Seller Plan or the exempt status of any such trust, and (ii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Seller Plan that could result in material liability to the Seller or a Commonly Controlled Entity. No General Proceeding has been brought or, to the Knowledge of the Seller, no Other Proceeding has been brought and no Proceeding is threatened, against or with respect to any such Seller Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).
     (c) Each Seller Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Seller Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly accrued prior to the date of this Agreement. Every Enbridge Entity Plan is set forth in Schedule 4.8(c). With respect to the Seller Plans (other than any Enbridge Entity Plan), no event has occurred and there exists no condition or set of circumstances in connection with which the Buyer or any Enbridge Entity or any Enbridge Entity Subsidiary could be subject to or incur any liens, material Losses or other material liabilities (other than those set forth in Schedule 4.8(c) with respect to each Enbridge Entity Plan noted therein) under the terms of, or with respect to, such Seller Plans, ERISA, the Code or any other applicable Law. With respect to each Enbridge Entity Plan, Seller has made available to Buyer true and complete copies of all plan documents, trust agreements and other related agreements, the three most recent Forms 5500 filed with the IRS and the related summary annual report distributed to participants (if applicable), and the three most recent actuarial reports; all summary plan descriptions and summaries of material modifications required by ERISA or other applicable Law; all correspondence with the IRS or the United States Department of Labor relating to plan qualification, filings of required forms and plan audits by a Governmental Authority; and a list of all participants and their dependents and beneficiaries benefitting under such Enbridge Entity Plan as of the date of this Agreement.
     (d) With respect to each Seller Plan that is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code (other than a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA), (i) no “reportable event” (within the meaning of Section 4043 of ERISA, other than an event for which the reporting requirements have been waived by regulations) has occurred or is expected to occur, (ii) there was not an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Seller Plan, (iii) there is no “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA, but excluding from the definition of “current value” of “assets” accrued but unpaid contributions), (iv) the Seller and each Commonly Controlled Entity has made when due any “required installments” within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply, (v) neither the Seller nor any Commonly Controlled Entity is required to provide security under Section 401(a)(29) of the Code, (vi) all premiums (and interest charges and penalties for late payment, if applicable) have been paid when due to the Pension Benefit Guaranty Corporation (“PBGC”), and (vii) no filing has been made by the Seller or any Commonly Controlled Entity with the PBGC and no General Proceeding has been commenced by the PBGC (and, in the case of an Other Proceeding, to the Knowledge of Seller, no such Other Proceeding has been commenced by the PBGC) to terminate any Seller Plan and, to the Knowledge of Seller, no condition exists which could constitute grounds for the termination of any such Seller Plan by the PBGC.
     (e) With respect to each Seller Plan that is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) (i) neither the Seller nor any Commonly Controlled Entity has incurred any withdrawal liability under Section 4201 of ERISA nor does the Seller or any Commonly Controlled Entity expect to withdraw in a “complete withdrawal” or “partial withdrawal” within the meaning of Sections 4203 and 4205 of ERISA, (ii) all contributions required to be made to any such Seller Plan have been timely made, and (iii) no such multiemployer plan has been terminated or has been in or is about to be in reorganization under ERISA so as to result directly or indirectly in any increase in contributions under Section 4243 of ERISA or in liability contingent or otherwise to the Seller or any Commonly Controlled Entity.
     (f) Except as required by Law, no Seller Plan, other than any set forth in Schedule 4.8(f), (i) provides any of the following retiree or post-employment benefits to any Affiliate Employee: medical, disability or life insurance benefits, in any way that such benefits would become an obligation or liability of Buyer in any respect, or (ii) is a voluntary employee’s beneficiary association under Section 501(c)(9) of the Code.
     Section 4.9 Taxes. Except as set forth on Schedule 4.9, (a) each of the Enbridge Entities and Enbridge Entities Subsidiaries has duly and timely filed (including extensions) all Tax Returns required to be filed by it under applicable Law and all such Tax Returns were accurate and complete in all material respects and were prepared in material compliance with all applicable Laws, (b) all Taxes owed by or with respect to each of the Enbridge Entities and Enbridge Entities Subsidiaries (whether disputed or not and whether or not shown or required to be shown on any Tax Return) have been timely paid in full, (c) none of the Enbridge Entities and Enbridge Entities Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, (d) none of such Tax Returns of or with respect to any of the Enbridge Entities and Enbridge Entities Subsidiaries is currently under audit or examination by any Tax Authority; to the Knowledge of Seller, none of the Enbridge Entities and Enbridge Entities Subsidiaries has received any information request or written notice of inquiry from any Tax Authority; and there are no outstanding requests for rulings with any Tax Authority, (e) except for Liens for Taxes not yet due and payable, there are no Liens on any of the assets of the Enbridge Entities or the Enbridge Entities Subsidiaries that have arisen as a result of any failure (or alleged failure) to pay any Tax, (f) no Enbridge Entity or Enbridge Entity Subsidiary (i) is a party to, or is bound by, any Tax allocation, Tax indemnity, Tax sharing, or similar agreement or arrangement that imposes or could impose liability on any Enbridge Entity or Enbridge Entity Subsidiary for the Taxes of another Person, (ii) has any liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 or any other provision of applicable Law, including as a transferee or successor, or (iii) is a party to any record retention, transfer pricing, closing, or other agreement or arrangement with any Tax Authority related to Taxes of or with respect to any Enbridge Entity or Enbridge Entity Subsidiary that will survive the Closing or impose any liability on any Enbridge Entity or Enbridge Entity Subsidiary after Closing, (g) each Enbridge Entity and Enbridge Entity Subsidiary has withheld and timely paid to the applicable Tax Authority all Taxes required to have been withheld and paid by it, (h) there is no dispute or claim concerning any Tax liability of any Enbridge Entity or Enbridge Entity Subsidiary claimed or raised by any Tax Authority in writing, (i) no Enbridge Entity or Enbridge Entity Subsidiary has any outstanding agreements or waivers extending the statutory period of limitations applicable to the assessment of any Tax or the filing of any Tax Return, (j) each Enbridge Entity and Enbridge Entity Subsidiary is currently, and has been from the date of its organization, disregarded as an entity separate from EEP for U.S. federal income tax purposes as described in Treasury Regulations Section 301.7701-3, and (k) no Enbridge Entity or Enbridge Entity Subsidiary has made an election (nor will such election be made prior to the Closing Date) to be treated as an association taxable as a corporation for U.S. federal income Tax purposes.
     Section 4.10 Environmental Matters. Except as set forth on Schedule 4.10 or as would not reasonably be expected to have a Material Adverse Effect or result in any Losses of the Enbridge Entities or, without duplication, the Enbridge Entities Subsidiaries exceeding $5,000,000, individually or in the aggregate, (i) the Enbridge Entities and the Enbridge Entities Subsidiaries and their respective operations are in compliance with all Environmental Laws, (ii) the Enbridge Entities and the Enbridge Entities Subsidiaries possess, and are in compliance with, all Environmental Permits required under all applicable Environmental Laws, such Environmental Permits are in full force and effect, and none of the Enbridge Entities or the Enbridge Entities Subsidiaries has received written notice of violation of any such Environmental Permit; (iii) there have been no pipeline ruptures resulting in injury, loss of life, or property damage, except to the extent that any liabilities or costs arising as a result of such pipeline ruptures have been fully resolved so that Seller does not reasonably expect that the Enbridge Entities or Enbridge Entities Subsidiaries will incur liabilities or costs related thereto after the Closing Date; (iv) none of the Enbridge Entities or the Enbridge Entities Subsidiaries is the subject of any outstanding order or judgment from a Governmental Authority under Environmental Laws requiring remediation or payment of a fine; (v) neither Seller nor any of the Enbridge Entities and Enbridge Entities Subsidiaries have received any written notice of any liability or violation by any Governmental Authority under any Environmental Law, other than such notices that have been resolved with the applicable Governmental Authority without any liability or cost related thereto after the Closing Date; and (vi) no condition exists on any property currently owned or leased by the Enbridge Entities or Enbridge Entities Subsidiaries which would subject any Enbridge Entity or Enbridge Entity Subsidiary or such property to any remedial obligations or liabilities (including liabilities to third parties or to private tort plaintiffs) under any Environmental Laws.
     Section 4.11 Legal Compliance. Except with respect to (a) matters set forth in Schedule 4.7 and Schedule 4.11, (b) compliance with Laws concerning Taxes (as to which certain representations and warranties are made pursuant to Section 4.9) and (c) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.10), the Enbridge Entities and Enbridge Entities Subsidiaries are in compliance with all applicable Laws except for noncompliances which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 4.12 Permits. Except as set forth on Schedule 4.12, the Enbridge Entities and Enbridge Entities Subsidiaries possess all material Permits necessary for them to own their assets and operate the Business. All such Permits are in full force and effect, each Enbridge Entity and Enbridge Entity Subsidiary is in compliance with all such Permits in all material respects, there are no lawsuits or other proceedings before any Governmental Authority pending or threatened in writing that seek the revocation, cancellation, suspension or material adverse modification thereof, and none of the Enbridge Entities has received written notification of a material violation of any such Permits.
     Section 4.13 Title. Except as would not reasonably be expected to have a Material Adverse Effect or result in any Losses of the Enbridge Entities or, without duplication, Enbridge Entities Subsidiaries exceeding $1,500,000, individually or in the aggregate, and except as disclosed on Schedule 4.13, (a) one of more of the Enbridge Entities and Enbridge Entities Subsidiaries own or have the right to use all real property interests necessary for the operation of the Business and (b) each of such real property interests is free and clear of all Liens (other than Permitted Liens) granted or suffered by any action of any Enbridge Entity or Enbridge Entity Subsidiary or any Person claiming by, through or under any Enbridge Entity or Enbridge Entity Subsidiary.
     Section 4.14 Employees and Labor Relations. No Enbridge Entity or Enbridge Entity Subsidiary directly employs any individual nor has directly employed any individual in the past five years. No Enbridge Entity or Enbridge Entity Subsidiary is a party to any collective bargaining agreement.
     Section 4.15 Insurance. Schedule 4.15 sets forth a true and complete list of all of the policies of insurance carried by Seller or any Enbridge Entity or Enbridge Entity Subsidiary that insure the operation of the Business and the assets of any Enbridge Entity or Enbridge Entity Subsidiary on or prior to the Closing Date (the “Seller’s Policies”). All premiums due and payable with respect to the Seller’s Policies have been timely paid. No written notice of cancellation of, or written notice of an intention not to renew, any of Seller’s Policies has been received by Seller or any Enbridge Entity or Enbridge Entity Subsidiary. Set forth on Schedule 4.15 is an accurate and complete list of all claims pending as of the date of this Agreement in excess of $50,000 made by, or related to, the Enbridge Entities or Enbridge Entities Subsidiaries under any of the Seller’s Policies, including the following information with respect to each accident, loss, or other event: (i) the identity of the claimant; (ii) the date of the occurrence; (iii) the status as of the report date; and (iv) the amounts paid or expected to be paid or recovered.
     Section 4.16 Regulatory and Administrative Matters. Except as disclosed on Schedule 4.16, there are no administrative or regulatory General Proceedings pending or, to the Knowledge of Seller, there are no administrative or regulatory Other Proceedings pending and there are no administrative or regulatory Proceedings threatened, against any Enbridge Entity or Enbridge Entity Subsidiary that challenge the rates, charges and/or fees for transportation or gathering services or any other terms and conditions of service currently in effect under the tariff or tariffs or gathering or transportation agreements, currently in effect or the result of which would be to materially change, alter, or modify the rates, charges and/or fees for gas transportation or gathering service or any other terms and conditions of service currently in effect under the tariff or tariffs or gathering or transportation agreements currently in effect.
     Section 4.17 Preferential Purchase Rights. Schedule 4.17 lists all of the preferential purchase rights or options or other purchase rights held by any Person to purchase or acquire any of the Interests or any of the assets of the Enbridge Entities or Enbridge Entities Subsidiaries, which are triggered as a result of the execution of this Agreement by Seller or the sale by Seller to Buyer of the Interests as contemplated by this Agreement (a “Preference Right”).
     Section 4.18 Intellectual Property Rights. Subject to Buyer obtaining the appropriate licenses by the Closing, the Enbridge Entities or Enbridge Entities Subsidiaries shall continue to have the right to use the Included Intellectual Property following the Closing of the transactions contemplated under this Agreement so long as such licenses are maintained in full force and effect.
ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO BUYER
     Buyer hereby represents and warrants to Seller as follows:
     Section 5.1 Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.
     Section 5.2 Authorization; Enforceability. (a) Buyer and each Affiliate of Buyer entering into a Related Agreement in connection herewith has all requisite power and authority to execute and deliver this Agreement and such Related Agreement to which it is a party and to perform all obligations to be performed by it hereunder and thereunder, (b) the execution and delivery of this Agreement and each such Related Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite limited liability company action on the part of Buyer and such Buyer Affiliate, and (c) this Agreement has been and each of such Related Agreements will be duly and validly executed and delivered by Buyer and such Buyer Affiliate, and this Agreement constitutes and each such Related Agreement will constitute a valid and binding obligation of Buyer and such Buyer Affiliate, enforceable against Buyer and such Buyer Affiliate in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
     Section 5.3 No Conflict. The execution and delivery of this Agreement by Buyer and the execution and delivery of each Related Agreement by Buyer and/or each Affiliate of Buyer entering into a Related Agreement in connection herewith and the consummation of the transactions contemplated hereby and thereby (assuming all required filings, consents, approvals, authorizations and notices set forth in Schedule 5.3 (collectively, the “Buyer Approvals”) have been made, given or obtained) does not and shall not:
     (a) violate any Organizational Document of Buyer or such Buyer Affiliate; or

     (b) except as would not reasonably be expected to have a material and adverse impact on the ability of Buyer to enter into and perform its obligations under this Agreement, (i) violate any Law applicable to Buyer or such Buyer Affiliate or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority or (ii)(A) breach the terms of any contract, agreement, lease, mortgage, indenture, license, franchise or other instrument to which Buyer or such Buyer Affiliate is a party or by which Buyer or such Buyer Affiliate (or its properties or assets) may be bound, (B) result in the termination of any such contract, agreement, lease, mortgage, indenture, license, franchise or other instrument, or (C) result in the creation of any Lien upon any of the properties or assets of Buyer or such Buyer Affiliate.
     Section 5.4 Litigation. (a) There are no General Proceedings pending or, to the Knowledge of Buyer, there are no Other Proceedings pending and there are no Proceedings threatened in writing against Buyer that would reasonably be expected to have a material and adverse impact on the ability of Buyer to perform its obligations under this Agreement and (b) there are no orders or unsatisfied judgments from any Governmental Authority binding upon Buyer that would reasonably be expected to have a material and adverse impact on the ability of Buyer to perform its obligations under this Agreement.
     Section 5.5 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates except for fees and commissions which are payable by Buyer.
     Section 5.6 Investment Representation. Buyer is purchasing the Interests for its own account with the present intention of holding the Interests for investment purposes and not with a view to or for sale in connection with any public distribution of the Interests in violation of any federal or state securities Laws. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Interests. Buyer acknowledges that the Interests have not been registered under applicable federal and state securities Laws and that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws.
     Section 5.7 Funds. At Closing, Buyer will have sufficient funds available to enable Buyer to consummate the transactions contemplated hereby and to pay the Purchase Price and all related fees and expenses of Buyer.
     Section 5.8 Ownership of Buyer. No Person owning, directly or indirectly, an interest in American Midstream Holdings, LLC has the right to receive fifty percent (50%) or more of (a) the profits of Buyer or (b) the assets of Buyer upon the dissolution of Buyer, such that American Midstream Holdings, LLC is not treated as the “ultimate parent entity” of Buyer under the HSR Act or the rules or regulations promulgated thereunder.

ARTICLE VI
COVENANTS
     Section 6.1 Conduct of Business. From the date of this Agreement through the Closing, except as set forth on Schedule 6.1, as contemplated by Section 6.7, Section 6.11, Section 6.12 and Section 6.16, or as consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall cause the Business to be operated in the ordinary course (including the expenditure of capital reasonably necessary to maintain the Business), consistent with past practices and shall use Reasonable Efforts to cause the Enbridge Entities or Enbridge Entities Subsidiaries to maintain, preserve, and protect their material assets, rights, and properties. Without limiting the foregoing, prior to Closing, Seller shall not permit any Enbridge Entity or Enbridge Entity Subsidiary, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), to:
     (a) amend its certificate of formation or operating agreement or other governing instruments in a manner which would reasonably be expected to adversely impact Buyer;
     (b) (i) issue or sell any limited liability company interests or any other securities or equity equivalents; or (ii) amend in any material respect any of the terms of any such securities outstanding as of the date hereof;
     (c) (i) reclassify its limited liability company interests or outstanding equity; (ii) repurchase, redeem or otherwise acquire any of its securities; or (iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization;
     (d) (i) create, incur, guarantee, or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other Person; (ii) make any loans, advances, or capital contributions to, or investments in, any other Person; or (iii) mortgage or pledge any of its assets, tangible or intangible, or, except in the ordinary course of business consistent with past practices, create any Liens thereupon;
     (e) except to the extent contemplated by Section 6.7, acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any assets outside the ordinary course of business, consistent with past practices;
     (f) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;
     (g) except in the ordinary course of business consistent with past practices, amend, modify, or change in any material respect or assign, terminate or enter into any Material Contract (provided, however, that Seller shall furnish Buyer with a copy of any such new Material Contract entered into between the date of this Agreement and the Closing);

     (h) except in the ordinary course of business consistent with past practices, declare or pay any dividends or make any distributions in respect of its member interests or other equity securities;
     (i) (i) change any of the accounting principles or practices used by it, except for any change required by reason of a concurrent change in Tax or other Law or GAAP, (ii) make or change an election relating to Taxes, (iii) adopt or change an accounting method related to Taxes, unless required by a concurrent change in Law or GAAP, (iv) enter into any closing agreement related to Taxes, (v) settle any claim or assessment relating to Taxes or (vi) consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;
     (j) adopt or become plan sponsor or administrator (as such terms are defined in Section 3(16) of ERISA) of any Seller Plan other than an Enbridge Entity Plan;
     (k) enter into any settlement of any pending or threatened Proceeding that will (i) result in the payment of money damages by an Enbridge Entity or Enbridge Entity Subsidiary of more than $100,000, in the aggregate, after the Closing Date or (ii) impose an injunction or similar equitable relief upon an Enbridge Entity or Enbridge Entity Subsidiary or materially impair the defense by an Enbridge Entity or Enbridge Entity Subsidiary of any other Proceeding then pending or threatened; or
     (l) commit to do any of the foregoing actions.
     Section 6.2 Access.
     (a) From the date hereof through the Closing, Seller shall afford to Buyer and its authorized Representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with the normal operation of the Business, to the assets, properties, books, contracts, records and appropriate officers and employees of the Enbridge Entities, the Enbridge Entities Subsidiaries and Seller, and shall furnish such authorized Representatives with all financial and operating data and other information concerning the Enbridge Entities, the Enbridge Entities Subsidiaries and the Business as Buyer and such Representatives may reasonably request; provided, however, in no event shall Buyer have the right to perform invasive or subsurface investigations of the properties of the Enbridge Entities or Enbridge Entities Subsidiaries without the prior written consent of Seller. Seller shall have the right to have a Representative present at all times during any such inspections, interviews, and examinations. Additionally, Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement. Notwithstanding the foregoing, Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer, (i) any information the disclosure of which would jeopardize any privilege available to any Enbridge Entity or Enbridge Entity Subsidiary, Seller or any Affiliate of Seller relating to such information or would cause any Enbridge Entity, Enbridge Entity Subsidiary, Seller or any Affiliate of Seller to breach a confidentiality obligation to any third party (provided, however, Seller shall consult with Buyer to attempt to devise an arrangement whereby Seller could provide such information to Buyer without jeopardizing such privilege or breaching such confidentiality obligation, as the case may be), or (ii) any information the disclosure of which would result in a violation of Law.
     (b) Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses relating to death, injury to persons or damage to property arising out of or resulting from any due diligence activity conducted by Buyer or its authorized Representatives, EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM (IN WHOLE OR IN PART) THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY SELLER, ANY ENBRIDGE ENTITY, OR ANY ENBRIDGE ENTITY SUBSIDIARY, ANY MEMBER OF THE SELLER INDEMNIFIED PARTIES OR ANY OTHER PERSON, EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER, ANY ENBRIDGE ENTITY OR ANY ENBRIDGE ENTITY SUBSIDIARY. This indemnity shall survive any termination of this Agreement and the Closing.
     Section 6.3 Third Party Approvals. Subject to the terms and conditions set forth in this Agreement (including, without limitation, the terms and conditions set forth in Section 6.13(b)), from the date hereof through the Closing Date, each of Buyer and Seller shall use its Reasonable Efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective the Closing and the other transactions contemplated hereby as soon as reasonably practicable, including, (a) Buyer shall (and shall cause each of its Affiliates to) use Reasonable Efforts to obtain all of the Buyer Approvals and (b) Seller shall (and shall cause each of its Affiliates to) use Reasonable Efforts to obtain all of the Seller Approvals.
     Section 6.4 Regulatory Filings. From the date of this Agreement until the Closing, subject to the terms and conditions of this Agreement, each of Buyer and Seller shall, and shall cause their respective Affiliates to undertake Reasonable Efforts to make or cause to be promptly made (and, in the case of filings required to be made pursuant to the HSR Act, not later than the date of this Agreement) the filings required of such Party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings. In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall, to the extent permissible by Law, (i) reasonably cooperate with the other Party and furnish to the other Party all non-confidential information in such Party’s possession that is necessary in connection with such other Party’s filings, (ii) use Reasonable Efforts to cause the early termination or the expiration of the applicable waiting periods under the HSR Act and any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable, (iii) promptly inform the other Party of any significant communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (iv) consult and reasonably cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with any Governmental Authority relating to such filings, and (v) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents or other materials. If a Party intends to participate in any face-to-face meeting with any Governmental

Authority with respect to such filings, it shall give the other Party reasonable prior notice of, and to the extent permitted by the Governmental Authority, an opportunity to participate face-to-face in, such meeting.
     Section 6.5 Books and Records.
     (a) From and after the Closing, Seller and its authorized Representatives may retain a copy of any or all of the books and records (other than Tax records which are addressed in Article VII) relating to the business or operations of the Enbridge Entities or Enbridge Entities Subsidiaries on or before the Effective Time. Seller shall not use such books and records to compete with the Enbridge Entities or Enbridge Entities Subsidiaries or in a manner that results in the violation of any Laws (including those of FERC).
     (b) Within twenty (20) days after the expiration of the term of the Transition Services Agreement, Seller shall deliver to Buyer all books, records, Contracts, and files (other than Tax records which are addressed in Article VII) relating to the business or operations of the Enbridge Entities and Enbridge Entities Subsidiaries (provided, however, until such time that Seller delivers such books, records, Contracts and files to Buyer, Seller shall provide Buyer access to the same during normal business hours and in such a manner as not to unreasonably interfere with the normal operation of Seller’s business or the performance by EES of its obligations under the Transition Services Agreement). Buyer shall preserve and keep a copy of all books and records (other than Tax records which are addressed in Article VII) relating to the business or operations of the Enbridge Entities or Enbridge Entities Subsidiaries on or before the Effective Time in Buyer’s possession for a period of at least five (5) years after the Closing Date. After such five (5) year period, before Buyer shall dispose of any such books and records, Buyer shall give Seller at least ninety (90) days prior notice to such effect, and Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as Seller may select. Buyer shall provide to Seller and its designees (including its Affiliates) and their respective Representatives, at no cost or expense to Seller or such designees, reasonable access to such books and records, including Tax records, as remain in Buyer’s possession and full access to the properties and employees of Buyer and the Enbridge Entities or Enbridge Entities Subsidiaries in connection with matters relating to the business or operations of the Enbridge Entities or Enbridge Entities Subsidiaries on or before the Effective Time and any disputes relating to this Agreement.
     (c) Prior to and for a period of twenty-four (24) months following Closing, Seller agrees to make available to Buyer during normal business hours and in such a manner as not to unreasonably interfere with the normal operation of the business of Seller or any Affiliate of Seller any and all existing information and documents in the possession of Seller or any of its Affiliates relating to the Enbridge Entities and Enbridge Entities Subsidiaries or to the Business that Buyer may reasonably require to comply with Buyer’s financial reporting requirements and audits, including information and documents necessary to comply with the requirements, if any, to file with the United States Securities and Exchange Commission (“SEC”) audited financial statements;

provided, however, that as a condition to Seller providing Buyer with access to such information and documents, Buyer and the independent auditors chosen by Buyer (“Buyer’s Auditors”) shall be required to agree to maintain such information and documents confidential on terms and subject to conditions that are reasonably acceptable to Seller. Without limiting the generality of the foregoing, Seller will use Reasonable Efforts after execution of this Agreement and for twenty-four (24) months following Closing to cooperate with Buyer’s Auditors in connection with their audit of any annual financial statements with respect to any of the Enbridge Entities and their respective Enbridge Entity Subsidiary that Buyer reasonably requires to comply with its financial reporting requirements. Seller’s cooperation will include (i) such reasonable access to Seller’s employees who were responsible for preparing the work papers and other supporting documents used in the preparation of such financial statements as may be reasonably required by Buyer’s Auditors to perform an audit in accordance with generally accepted auditing standards, and (ii) delivery of one or more customary representation letters from Seller to Buyer’s Auditors that are requested by Buyer to allow such auditors to complete an audit (or review of any interim quarterly financial statements), and to issue an opinion as required by the SEC with respect to an audit or review of those financial statements required pursuant to this Section 6.5(c). Buyer will reimburse Seller, within ten (10) Business Days after request therefor, for any reasonable costs and expenses incurred by Seller (taking into account, with respect to costs and expenses associated with any employee of Seller or any Affiliate of Seller, the amount of time such employee devotes to tasks relating to Seller complying with the provisions of this Section 6.5(c)), including the hiring of temporary employees, in complying with the provisions of this Section 6.5(c).
     Section 6.6 Employee and Benefit Matters.
     (a) On or before the Closing, Seller shall take any actions necessary to cause the Enbridge Entities and Enbridge Entities Subsidiaries to cease to be adopting or participating employers, as applicable, of all Seller Plans and sponsoring, adopting or participating employers, as applicable, of all Enbridge Entity Plans, other than the Enbridge Entity Plan(s) listed on Schedule 6.6(a). Except as expressly provided in the remaining paragraphs of this Section 6.6 and as set forth on Schedule 6.6(a) with respect to an Enbridge Entity Plan, Buyer shall not, and from and after the Closing Date the Enbridge Entities and Enbridge Entities Subsidiaries shall not, have any responsibility or liability with respect to Seller Plans, or to Enbridge Entity Plans established prior to the Closing Date, and Seller will be responsible for such responsibilities and liabilities.
     (b) Schedule 6.6(b) sets forth a list of certain employees of Seller or its Affiliates who provide services relating to the Business and which Seller and such Affiliates shall make available to Buyer to discuss potential employment, with any such employment to be contingent upon, and to begin after, the Closing, with Buyer or an Affiliate of Buyer (such employees being collectively the “Affiliate Employees”). Schedule 6.6(b) shall be divided into two lists, one containing the Affiliate Employees who are assigned on a full time or primary basis to operations functions of the Business (the “Operations Employees”) and another containing those Affiliate Employees who provide technical, legal, finance, treasury or other support services to the Business (the

“Support Employees”). Prior to execution of this Agreement, Seller provided to Buyer a schedule in a readily-accessible electronic format listing for each Affiliate Employee his or her (i) name, employee identification number, job title, and assigned work location, (ii) dates of employment by Seller or its Affiliates and date of employment for each of the purposes identified in Section 6.6(e), (iii) base salary or hourly rate of compensation, prior year’s actual, and current year’s targeted, bonus and incentive compensation (if any), and (iv) whether or not such Affiliate Employee is actively at work and if not, whether on an approved leave, and for those Affiliate Employees on an approved leave, the reason for, and the expected duration of, the approved leave. Seller shall not, and shall cause each of its Affiliates not to, alter, promise to alter, or take any action that would have the effect of altering, with respect to any Affiliate Employee, any term or aspect of employment of such Affiliate Employee that is required to be disclosed to Buyer pursuant to this Section 6.6(b) or that is the subject of any obligation of Buyer under this Section 6.6 without the prior written consent of Buyer. Without limiting the foregoing, Seller shall promptly update Schedule 6.6(b) and the information provided to Buyer pursuant to this Section 6.6(b) from time to time prior to Closing as necessary to ensure its continuing accuracy. Subject to Seller’s timely provision of complete and accurate information as required by this Section 6.6, within twenty (20) days after the date of this Agreement, Buyer shall, or shall cause its Affiliates to, offer employment (which shall be contingent on the occurrence of the Closing) to each Operations Employee and may, or may cause its Affiliates to, at its discretion after interviews, offer employment (which shall be contingent on the occurrence of the Closing), to any or all Support Employees, at, in each case, a base salary or hourly rate that is at least equal to such Affiliate Employee’s then current base salary or hourly rate as then correctly reflected in the information provided to Buyer pursuant to this Section 6.6(b) and with a principal place of employment no greater than forty-nine (49) miles from the location where the Affiliate Employee is currently employed as then correctly reflected in the information provided to Buyer pursuant to this Section 6.6(b) (a “Qualifying Offer”); provided, however, that Buyer (or its Affiliates) will not be required to offer employment to, or to employ or continue to employ, any Affiliate Employee that does not satisfactorily complete Buyer’s normal drug testing procedure. Each Qualifying Offer shall be consistent with the provisions of this Section 6.6, may contain such other provisions and terms not inconsistent with this Section 6.6 as the Buyer or its Affiliates may deem appropriate, and shall remain open for a period of at least five (5) days. On or before the date that is five (5) Business Days prior to the Closing Date, Buyer shall notify Seller as to each Affiliate Employee who has accepted a Qualifying Offer and each Affiliate Employee who has not accepted a Qualifying Offer. If Buyer or its Representatives acts unlawfully or violates the requirements of this Section 6.6(b), and if any such unlawful action or violation of this Section 6.6(b) is not a result of, and is not caused by, any action or inaction by Seller, including Seller’s failure to comply with this Section 6.6, Buyer shall indemnify and hold harmless Seller and its Affiliates with respect to all Losses relating to or arising out of Buyer’s (or its Representatives’) unlawful actions or Buyer’s violation of the requirements of this Section 6.6(b) (including, without limitation, any claim of discrimination or other illegality by Buyer in such selection and offer process and also including any severance benefits that may become due and owing under the Seller Severance Plan as a result of Buyer’s unlawful acts or violation of this Section 6.6(b)). The employment with Buyer or an Affiliate of Buyer of each Affiliate Employee who accepts a Qualifying Offer and reports to work with Buyer or an Affiliate of Buyer in a timely manner and otherwise in accordance with the Qualifying Offer shall be effective as of the Closing Date.
     (c) For a period of one (1) year beginning on the Closing Date and subject to the provisions of this Section 6.6 and an individual’s employment with an Enbridge Entity, Buyer or any of their respective Affiliates, Buyer shall cause each Affiliate Employee who accepts Buyer’s Qualifying Offer of employment (“Continuing Employee”) to be provided with (i) compensation (including bonus and incentive compensation) on a basis substantially similar to that provided by Seller and its Affiliates to such employee so that, in the aggregate, such compensation shall be at least equal to the lesser of (1) the Continuing Employee’s base salary or hourly rate of compensation, as applicable, and target bonus or incentive compensation in effect on the Closing Date, and (2) the amounts disclosed by Seller to Buyer in accordance with this Section 6.6 as the base salary or hourly rate of compensation and target bonus or incentive compensation of such Continuing Employee, and (ii) employee and fringe benefits on a basis substantially similar to those provided to similarly situated employees (and their dependents and beneficiaries) of Buyer and its Affiliates, including coverage under the Benefit Plans maintained by Buyer and its Affiliates. Seller agrees that in consideration of Buyer’s commitments hereunder that neither Seller nor its Affiliates will (x) prior to the Closing Date, solicit or offer to any Affiliate Employee any employment opportunity that is an alternative to the offer of employment to be made by Buyer hereunder, or (y) during the one (1) year period beginning on the Closing Date, solicit for employment or employ any Continuing Employee; provided, however, that a general advertisement or general solicitation for potential employees shall not be considered a breach of this Section 6.6(c), and a decision to hire any Affiliate Employee or Continuing Employee who applies in response to such solicitation shall not be considered a breach of this Section 6.6(c).
     (d) Subject to Seller’s timely provision of complete and accurate information as required by this Section 6.6(d), Buyer shall cause each Continuing Employee and all of such Continuing Employee’s eligible dependents that are covered as of the Closing Date by a Seller Plan that is a group health, prescription drug, dental or similar type welfare benefit plan to be offered coverage under group health, prescription drug, dental or similar type of Benefit Plan, as the case may be, maintained by Buyer or an Affiliate of Buyer, under which the Continuing Employee and such eligible dependents, if any, of the Continuing Employee shall be (i) eligible effective immediately upon the inception of their employment with Buyer or an Affiliate of Buyer, and (ii) credited, for the year during which such coverage under such plans begin, with any deductibles, out-of-pocket maximums and co-payments already incurred during such year under Seller Plans that provide similar benefits. Seller shall provide, or shall cause to be provided, to Buyer within five (5) Business Days of Buyer’s request all information reasonably requested by Buyer for the purpose of complying with the provisions of this Section 6.6(d).
     (e) Subject to Seller’s timely provision of complete and accurate information as required by this Section 6.6(e), Buyer shall cause the Benefit Plans and programs maintained after the Closing by Buyer, the Enbridge Entities and the Affiliates of Buyer to recognize each Continuing Employee’s years of service prior to the Closing Date with Seller, the Business, the Enbridge Entities and their Affiliates (including service with any other employer that was recognized by Seller, the Enbridge Entities or their respective Affiliates) for purposes of terms of employment and eligibility, vesting, benefit accrual and benefit determination under such plans and programs, including paid vacation, paid sick time, severance benefits and employer contribution rates under retirement plans. Any vacation time that has been accrued, but unused, by a Continuing Employee as of the Closing shall be extinguished and paid out to the Continuing Employee by Seller or its Affiliates. To the extent required by Law, Buyer shall cause each group health plan sponsored by Buyer or one of its Affiliates that a Continuing Employee may be eligible to participate in on or after the Closing Date to waive any preexisting condition exclusions applicable to such Continuing Employee and his eligible dependents. Seller shall provide, or shall cause to be provided, to Buyer within five (5) Business Days of Buyer’s request all information reasonably requested by Buyer for the purpose of complying with the provisions of this Section 6.6(e).
     (f) Claims of Continuing Employees and their eligible beneficiaries and dependents for medical, dental, prescription, drug, life insurance, and/or other welfare benefits (“Welfare Benefits”) (other than disability benefits) that are incurred before the Closing Date shall be the sole responsibility of the Seller Plans. Claims of Continuing Employees and their eligible beneficiaries and dependents for Welfare Benefits (other than disability benefits) that are incurred on or after the Closing Date shall not be the responsibility or liability, in any way, of Seller, its Affiliates or the Seller Plans. For purposes of the preceding provisions of this paragraph, a medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided, and not when the condition arose or when the course of treatment began. Claims of individuals receiving disability benefits under a Seller Plan as of the Closing Date shall be the sole responsibility of the Seller Plans pursuant to their terms and conditions. Except as provided in the preceding sentence, claims of Continuing Employees and their eligible beneficiaries and dependents for disability benefits from and after the Closing Date shall be based upon the disability benefits provided to similarly situated employees under Benefit Plans maintained by Buyer or an Affiliate of Buyer and shall, subject to the terms and conditions of such plan(s), be the sole responsibility of plans maintained by Buyer or an Affiliate and shall not be the responsibility or liability, in any way, of Seller, its Affiliates or the Seller Plans.
     (g) Subject to Seller’s timely provision of complete and accurate information as required by this Section 6.6(g), and the timely execution and delivery without revocation of a release as provided herein, Buyer shall pay an amount equal to the Severance Pay Amount to each Continuing Employee whose employment with Buyer or its Affiliates is involuntarily terminated (other than termination for Cause) within the one (1) year period beginning with the Closing Date. The Buyer’s obligation to pay the Severance Pay Amount shall be conditioned upon the terminated Continuing Employee’s execution and delivery of a release reasonably suitable to Buyer (and which shall be consistent with applicable Law and no different than the form of release that Buyer requires any similarly situated employee to execute and deliver as a condition to the payment to them of any severance amount) within thirty (30) days of the Continuing Employee’s termination of employment and, further, to the lapse of any period of time during which the release is otherwise revocable under applicable Law. The Severance Pay Amount shall be paid in a lump sum payment, less applicable withholding, within ten (10) Business Days after the timely satisfaction of the conditions in the preceding sentence. The term “Severance Pay Amount” means, in the case of Continuing Employee whose termination of employment is subject to Section 6.6(g), an amount equal to the sum of:
     (i) The Weekly Base Pay of such Continuing Employee multiplied by the lesser of
     (a) 52, and
     (b) the sum of:
     (i) the greater of:
     (a) two times the number of whole years of service completed by a Continuing Employee with Buyer or its Affiliates (determined in accordance with Section 6.6(e)) as of the date of his or her termination of employment, and
     (b) eight (8);
     (ii) in the case of a Continuing Employee whose age as of the date of his or her termination is —

below 40	0
at least 40, but below 45	4
at least 45, but below 50	6
at least 50, but below 55	8
at least 55	10; and
     (iii) in the case of a Continuing Employee whose position with Seller as of the Closing Date was designated in Seller’s payroll records as

Grade 12	4
Grade 13 or above	8; and

     (ii) An amount equal to the prorata portion of any target bonus or target incentive compensation assigned to such Continuing Employee by Buyer as of the date of such Continuing Employee’s termination, based on the number of days such termination follows the Closing Date divided by 365, and adjusted for any bonus or incentive compensation paid by Buyer to such Continuing Employee during that same period; and
     (iii) An amount that, after taking into account all required payroll and income tax withholding (without regard to any election by such Continuing Employee for additional tax withholding), is equal to three (3) times the monthly premium allowed under Code Section 4980B for continuation of the healthcare coverage in effect as of the date of termination for such Continuing Employee under Buyer’s healthcare plan.
For purposes of this Section 6.6(g), “Cause” means any of the following reasons that the Continuing Employee’s employment with Buyer or its Affiliate has been terminated: material workplace misconduct; violation of safety or other workplace rules, guidelines or procedures; any act or omission that is in breach of or that is contrary to any material obligation, responsibility or duty of the Continuing Employee to the Buyer or its Affiliates; violation of the employer’s code of conduct or ethics policy; material fraud or other dishonesty against the employer; engagement in conduct that the Continuing Employee knows or should know is materially injurious to the business or reputation of the employer; falsifying the employer’s or the Continuing Employee’s records (including an employment application); on-the-job intoxication or being under the influence of alcohol while on-the-job or a drug not being used as prescribed; unauthorized use of the employer’s equipment or the confidential information of the Buyer or an Affiliate of Buyer; or conviction of a felony or a misdemeanor involving moral turpitude.
Seller shall provide, or shall cause to be provided, to Buyer within five (5) Business Days of Buyer’s request all information reasonably requested by Buyer for the purpose of complying with the provisions of this Section 6.6(g).
     (h) Seller shall be responsible for all liabilities (including liabilities for associated administrative functions) for workers’ compensation claims made for compensable injuries occurring before the Closing Date. From and after Closing, Buyer shall be responsible for all liabilities (including liabilities for associated administrative functions) for all workers’ compensation claims made on or after the inception of employment of the Continuing Employee by Buyer or its Affiliates. For purposes of this Section 6.6(h), a workers’ compensation claim shall be “made” at the time of the occurrence of the event giving rise to eligibility for workers’ compensation benefits or at the time the occupational disease becomes manifest, as applicable, under the respective workers’ compensation act governing the alleged injury or disease. Seller will notify applicable Governmental Authorities, if and as appropriate, of any on-the-job injuries or workers’ compensation claims for which they are responsible for under this Section 6.6(h). Buyer will notify applicable Governmental Authorities, if and as appropriate, of any on-the-job injuries or workers’ compensation claims for which it is responsible for under this Section 6.6(h). Seller and Buyer will cooperate in providing to each other information needed for these notifications and related filings.
     Section 6.7 Excluded Assets. Buyer acknowledges and agrees that (a) the transactions contemplated by this Agreement exclude the Excluded Assets, (b) prior to the Closing Date, Seller may take such reasonable actions which are necessary to exclude the Excluded Assets from the Interests and from the assets of the Enbridge Entities and Enbridge Entities Subsidiaries, (c) neither Buyer nor any of the Enbridge Entities or Enbridge Entities Subsidiaries shall have any right to use the Excluded Assets from and after the Closing Date and (d) Buyer shall be responsible for obtaining any and all licenses for computer and communications software that may be necessary for the ownership and operation of the Business from and after the Closing Date.
     Section 6.8 Seller Marks. Buyer shall obtain no right, title, interest, license or any other right whatsoever to use the word “Enbridge” or “Midcoast” or any trademarks containing or comprising the foregoing, or any trademark confusingly similar thereto or dilutive thereof (collectively, the “Seller Marks”). From and after the Closing, Buyer agrees (a) to cease using, and to cause each Enbridge Entity and each Enbridge Entity Subsidiary to cease using, the Seller Marks in any manner, directly or indirectly, except for such limited uses as cannot be promptly terminated (e.g., signage, e-mail addresses, and as a referral or pointer to the acquired website), and to cease such limited usage of the Seller Marks as promptly as possible after the Closing and in any event within three (3) days following the Closing Date, (b) to remove, strike over or otherwise obliterate all Seller Marks from the assets of the Enbridge Entities and Enbridge Entities Subsidiaries and from all assets and all other materials owned, possessed or used by any of the Enbridge Entities and Enbridge Entities Subsidiaries within forty-five (45) days after the Closing Date; provided, however, that such time period shall be extended to one hundred eighty (180) days with respect to removing, striking over or otherwise obliterating all Seller Marks from any field markers in or on such assets, (c) to use Reasonable Efforts to cause any third parties identified by Seller prior to Closing that use or license Seller Marks in respect of the assets of the Enbridge Entities or Enbridge Entities Subsidiaries or on behalf of or with the consent of any Enbridge Entity or Enbridge Entity Subsidiary, to remove, strike over or otherwise obliterate all Seller Marks from all materials owned, possessed or used by such third parties within forty-five (45) days after the Closing Date and (d) to change the name of each of the Enbridge Entities and Enbridge Entities Subsidiaries to remove the names “Enbridge” and “Midcoast” and any variations thereof and to amend all Organizational Documents of the Enbridge Entities and Enbridge Entities Subsidiaries to reflect such name change within fifteen (15) days after the Closing Date. The Parties agree, because damages would be an inadequate remedy, that a Party seeking to enforce this Section 6.8 shall be entitled to seek specific performance and injunctive relief as remedies for any breach thereof in addition to other remedies available at law or in equity.
     Section 6.9 Permits. Buyer shall provide all notices and otherwise take all actions reasonably required to transfer or reissue any Permits that are required on or after the Closing Date to be transferred or reissued, including those required under Environmental Laws, as a result of or in furtherance of the transactions contemplated by this Agreement. Seller shall use Reasonable Efforts to cooperate with Buyer to provide information necessary to apply for such Permits.

     Section 6.10 Insurance. Seller agrees to maintain the Seller’s Policies in full force and effect until Closing. All coverage and benefits under the Seller’s Policies and any other insurance policies of Seller or its Affiliates (subject to the terms thereof) relating to the Enbridge Entities, the Enbridge Entities Subsidiaries and the Business shall cease at the Closing. On and after the Closing Date, Buyer shall obtain and maintain any and all insurance coverage and protection relating to the Enbridge Entities, the Enbridge Entities Subsidiaries and the Business.
     Section 6.11 Guarantees. Buyer acknowledges and agrees that (a) Seller shall have the right to terminate effective as of the Closing Date each of the Guarantees insofar as such Guarantees relate to obligations of an Enbridge Entity or Enbridge Entity Subsidiary and (b) Buyer shall bear all costs and liabilities arising or resulting from such termination (other than costs and liabilities relating to any act, event or circumstance occurring prior to the Effective Time, which shall be an obligation of the guarantor of the applicable Guarantee) and shall also bear all costs and expenses associated with obtaining any and all substitute guarantees or other credit support which may be required under the terms of any Contract to which such Guarantees relate.
     Section 6.12 LaCrosse Option Rights. Pursuant to an option agreement in the form of the Option Agreement attached as Exhibit 6.12 to this Agreement (the “LaCrosse Option Agreement”), Seller, or any Affiliate of Seller designated by it, shall have the option to reserve capacity on the MLGT Pipeline System for production volumes that are contemplated to be transported in the future through the LaCrosse Pipeline System.
     Section 6.13 Preference Right.
     (a) Buyer acknowledges that its right to purchase the Interests in Enbridge Bamagas (the “Preference Interests”) is subject to a Preference Right. The portion of the Base Purchase Price allocated to the Preference Interests is set forth in Schedule 6.13(a).
     (b) Seller shall use Reasonable Efforts to obtain the waiver of such Preference Right (the “Bamagas Preference Right”); provided, however, Seller shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of the Bamagas Preference Right in order to obtain the waiver thereof or compliance therewith. If the holder of the Bamagas Preference Right elects to purchase the Preference Interests in accordance with the terms of the Bamagas Preference Right, then the Preference Interests will be eliminated from the Interests and the Base Purchase Price shall be reduced by the portion of the Base Purchase Price allocated to the Preference Interests in Schedule 6.13(a). The Parties agree that if the holder of the Bamagas Preference Right elects to purchase the Preference Interests in accordance with the terms of the Bamagas Preference Right, the Closing shall be delayed until December 1, 2009 in order to permit Buyer to address its funding requirements to pay the Base Purchase Price, as reduced pursuant to this Section 6.13(b).
     Section 6.14 Damage or Casualty Loss.
     (a) As used herein, the term “Casualty Loss” means, with respect to all or any portion of the assets and properties of any of the Enbridge Entities or Enbridge Entities

Subsidiaries, any destruction by fire, explosion, storm, hurricane, or other casualty of all or any portion of the assets and properties of such Enbridge Entity or Enbridge Entity Subsidiary from and after the date hereof until the Closing Date. Seller shall promptly notify the Buyer of any Casualty Loss of which Seller becomes aware. If one or more Casualty Losses occur and the estimated costs to repair or replace the damaged assets or properties exceed, individually or in the aggregate, $1,000,000, Seller will have the right to repair or replace the assets or properties damaged by such Casualty Losses prior to Closing or, if such damage cannot be repaired or replaced by the Closing Date, to commit to repair or replace such damage no later than ninety (90) days following the Closing Date. If Seller refuses or is unable to cure such Casualty Losses prior to the Closing (or within ninety (90) days following the Closing Date), Buyer may either (i) purchase the Interests notwithstanding such Casualty Losses or (ii) terminate this Agreement upon ten (10) days’ prior written notice to Seller.
     (b) In the event of Casualty Losses for which the estimated costs, net to the direct or indirect interest of any of the Enbridge Entities or Enbridge Entities Subsidiaries, to repair or replace the damaged assets or properties are, individually or in the aggregate, equal to or less than $1,000,000, Buyer shall purchase the Interests notwithstanding such Casualty Losses (without any reduction in the Base Purchase Price), and Seller shall: (i) pay to Buyer, promptly upon receipt by Seller, all sums paid to Seller by third parties by reason of such Casualty Losses and (ii) on the Closing Date, assign, transfer, and set over to Buyer all of the rights and interests of Seller in and to any unpaid awards or other payments (including insurance proceeds not expended or committed to expenditure by Seller to repair such Casualty Losses) from third parties arising out of the Casualty Loss.
     Section 6.15 Confidentiality.
     (a) For two years after Closing, except as required by any Law, Governmental Authority, or applicable stock exchange rule, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, disclose to any Person any information not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to the business and operations of the Enbridge Entities or Enbridge Entities Subsidiaries (including information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data, business plans, marketing strategies, tariff or rate models, rate strategies, code books, invoices and other financial statements, computer programs, software systems, data bases, discs and printouts, customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten), regardless of whether such information was or is owned on the date hereof or on the Closing Date by Seller or its Affiliates. For two years after Closing, Seller agrees that neither Seller nor any of its Affiliates shall seek to compete with the Business; provided, however, the foregoing shall not be construed as prohibiting or limiting the ability of Seller or any of its Affiliates to (i) construct, purchase or operate any interstate pipeline system that may have a service area or areas coincident with or near to the area of operations of one or more of the Enbridge Entities or the Enbridge Entities Subsidiaries or (ii) acquire all or any portion of one or more entities that may own or operate assets that include intrastate pipelines or gathering systems that may be coincident with or near to the area of operations of one or more of the Enbridge Entities or the Enbridge Entities Subsidiaries.
     (b) The Parties acknowledge that American Infrastructure MLP Funds, L.P. previously executed the Confidentiality Agreement. The Confidentiality Agreement shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall automatically terminate and be of no further force or effect.
     Section 6.16 EnerVest Contract. At the Closing, (a) Seller shall cause EMLP to assign the EnerVest Contract to AM Marketing pursuant to an assignment substantially in the form of the Assignment of Contract attached hereto as Exhibit 6.16(a) (the “EnerVest Contract Assignment”) and Buyer shall cause AM Marketing to accept assignment of the EnerVest Contract from EMLP pursuant to the EnerVest Contract Assignment and (b) Seller shall cause EMLP and Buyer shall cause AM Marketing to execute a gas purchase contract in substantially the form of the Gas Purchase Contract attached hereto as Exhibit 6.16(b) (the “Gas Purchase Contract”).
     Section 6.17 EOP. MLGT owns a 99.999% limited partnership interest in EOP and EH owns a .001% general partnership interest in EOP (the “EOP GP Interest”). At the Closing, Seller shall cause EH, its wholly-owned subsidiary, to assign the EOP GP Interest to Buyer pursuant to the EOP GP Interest Assignment.
     Section 6.18 Certain Rights. If any matter arises after the Closing relating to the assets or operations of any of the Enbridge Entities or the Enbridge Entities Subsidiaries for which Seller or EEP has rights to indemnification or contribution pursuant to any merger or acquisition agreement, then Seller shall (a) assign (or cause EEP to assign) such rights to Buyer (or to the Enbridge Entity or Enbridge Entity Subsidiary to which they relate) or (b) assert (or cause EEP to assert) a claim for indemnification or contribution thereunder and use Reasonable Efforts to collect same and shall promptly pay any amount so collected (net of costs and expenses incurred in connection with such collection efforts) to Buyer.
     Section 6.19 Certain Personal Property. If it is determined after Closing that title to the boat, or any of the vehicles or other personal property listed on Schedule 6.19 is in the name of Seller or any Affiliate of Seller other than an Enbridge Entity or any Enbridge Entity Subsidiary, Seller shall promptly cause such title to be transferred to an Enbridge Entity or an Enbridge Entity Subsidiary.
     Section 6.20 Transition Services Agreement. Prior to the Closing, the Parties shall negotiate in good faith to agree upon a form of Transition Services Agreement which is reasonably acceptable to the Parties and is substantially in the form of the Transition Services Agreement Form (the “Transition Services Agreement”).

ARTICLE VII
TAX MATTERS
     Section 7.1 Tax Returns.
     (a) With respect to Tax Returns that are required to be filed on or before the Closing Date by the Enbridge Entities and the Enbridge Entities Subsidiaries for any Pre-Closing Tax Period (other than a Straddle Period), Seller shall cause the Enbridge Entities and the Enbridge Entities Subsidiaries to prepare all such Tax Returns and shall cause the Enbridge Entities and the Enbridge Entities Subsidiaries to timely pay all Taxes shown to be due on such Tax Returns. With respect to Tax Returns that are required to be filed (i) after the Closing Date by the Enbridge Entities and the Enbridge Entities Subsidiaries for any Pre-Closing Tax Period (other than a Straddle Period) and (ii) by the Enbridge Entities and the Enbridge Entities Subsidiaries for a Straddle Period, Buyer shall cause the Enbridge Entities and the Enbridge Entities Subsidiaries to prepare and properly file all such Tax Returns and timely pay all Taxes shown to be due on such Tax Returns. Pursuant to the Seller’s obligations described in Section 7.4 and Section 7.6, Seller shall pay to Buyer an amount equal to the Taxes attributable to the Pre-Closing Tax Period (other than a Straddle Period) and the Pre-Closing Tax Period portion of such Straddle Period.
     (b) Any Tax Return prepared pursuant to the provisions of this Section 7.1 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except as otherwise required by Law or fact.
     (c) As a result of the Enbridge Entities and the Enbridge Entities Subsidiaries being disregarded as entities separate from EEP for U.S. federal income tax purposes (and state, local, and foreign Tax purposes where applicable), Seller and Buyer acknowledge that the purchase of the Interests will be treated as a purchase by Buyer from EEP of the assets, subject to the liabilities, of the Enbridge Entities and the Enbridge Entities Subsidiaries for U.S. federal income tax purposes (and state, local, and foreign Tax purposes where applicable). Buyer and Seller agree to report and file their U.S. federal income Tax Returns (and applicable state, local, and foreign Tax Returns) in all respects and for all purposes consistent with such treatment.
     Section 7.2 Transfer Taxes. All transfer, documentary, sales, use, fees, and other similar Taxes (“Transfer Taxes”) resulting directly from the sale and transfer by Seller to Buyer of the Interests shall be borne by Buyer. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the Party primarily or customarily responsible under the applicable Law for filing such Tax Returns, and such Party will use its Reasonable Efforts to provide such Tax Returns to the other Party at least ten (10) days prior to the due date for such Tax Returns. Not later than five (5) days after receiving a copy of such Tax Return, the other Party shall pay to the Party responsible for filing such Tax Return the portion of the Transfer Taxes shown as due on such Tax Return that such other Party is responsible for under this Section 7.2.

     Section 7.3 Purchase Price Allocation. Within a reasonable period of time after the Closing, Buyer and Seller shall cooperate in good faith to agree to an allocation of the Purchase Price (plus other capitalized costs) among the EnerVest Contract and the assets of the Enbridge Entities and the Enbridge Entities Subsidiaries in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Buyer and Seller further agree that they will report, and cause their Affiliates to report, the Tax consequences of the purchase and sale hereunder in a manner consistent with such allocations and that they will not take any positions inconsistent therewith in connection with the filing of any Tax Return.
     Section 7.4 Property Tax Allocation. With respect to any real property, personal property, ad valorem and other similar Tax (“Property Taxes”), assessed on any of the assets of the Enbridge Entities for any period that begins on or before and ends after the day before the day that includes the Effective Time (a “Straddle Period”), the liability for such Property Tax shall be prorated on a daily basis between Buyer and Seller as of the day before the day that includes the Effective Time, with Seller being liable for the portion of such Property Taxes equal to the product of (i) the amount of such Property Taxes for the entirety of the Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days in the Straddle Period ending on the day before the day that includes the Effective Time, and the denominator of which is the total number of days in the Straddle Period, and with Buyer being liable for the remainder of such Property Taxes. Buyer shall receive a credit against the Purchase Price to the extent of Seller’s portion of such prorated Property Taxes. If the Closing Date shall occur before the applicable Tax rate or assessment is fixed for such Straddle Period, the apportionment of such Property Taxes and payments at the Closing shall be based upon the most recently ascertainable Property Tax bills; provided, that Buyer and Seller shall recalculate and re-prorate said Property Taxes and payments and make the necessary cash adjustments promptly upon the issuance, and on the basis, of the actual Property Tax bills received for the Straddle Period in which the Closing occurs.
     Section 7.5 Tax Cooperation. Each of Buyer and Seller will provide the other Party with such information and records and make such of its Representatives available as may reasonably be requested by such other Party in connection with the preparation of any Tax Return or any audit or other Proceeding that relates to the Enbridge Entities.
     Section 7.6 Tax Indemnification. Seller will indemnify, defend and hold the Buyer Indemnified Parties harmless from and against any Losses attributable to (i) all Taxes (or nonpayment thereof) of the Enbridge Entities that are attributable to the Pre-Closing Tax Period, (ii) all Taxes of Seller or any other Person (other than the Enbridge Entities) which is or has ever been affiliated with the Enbridge Entities, or with whom the Enbridge Entities otherwise join or have ever joined (or are or has ever been required to join) in filing any combined or unitary Tax Return, prior to the Closing Date, and (iii) any breach of Seller’s representations and warranties contained in Section 4.8(a) or the Seller’s covenants contained in this Article VII. Notwithstanding the foregoing, Seller will not indemnify, defend or hold harmless any member of the Buyer Indemnified Parties from any liability for Taxes attributable to any action taken on or after the Closing Date by Buyer, any of its Affiliates (including the Enbridge Entities after the Closing), or any transferee of Buyer or any of its Affiliates (other than any such action taken in the ordinary course of business or expressly required or otherwise expressly contemplated by this Agreement) (a “Buyer Tax Act”).

     (a) Buyer will indemnify, defend and hold the Seller Indemnified Parties harmless from and against any Losses attributable to (i) all Taxes (or nonpayment thereof) of the Enbridge Entities for any taxable period beginning on or after the day that includes the Effective Time and the portion of any Straddle Period beginning on or after the day that includes the Effective Time, (ii) all Taxes attributable to a Buyer Tax Act, and (iii) any breach of Buyer’s covenants contained in this Article VII.
     (b) The obligations of each Party to indemnify, defend and hold harmless the other Party or parties and other Persons, pursuant to Section 7.6 and Section 7.6(a), will terminate on the date that is 60 days after the expiration of all applicable statutes of limitations (giving effect to any extensions thereof); provided, however, that such obligations to indemnify, defend and hold harmless will not terminate with respect to any individual item as to which an Indemnified Party has, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the applicable Indemnifying Party.
     (c) In the case of any Tax, other than a Property Tax, imposed on the Enbridge Entities that is attributable to a Straddle Period, the amount of such Tax allocated to the Pre-Closing Tax Period of such Straddle Period for purposes of Section 7.6(i) shall be determined based on an interim closing of the books as of the end of the day before the day that includes the Effective Time.
     (d) Any indemnity payment required to be made pursuant to this Section 7.6 will be paid within 30 days after the Indemnified Party makes written demand upon the Indemnifying Party, but in no case earlier than five (5) Business Days prior to the date on which the relevant Taxes are required to be paid (or would be required to be paid if no such Taxes are due) to the relevant Tax Authority (including estimated Tax payments).
     (e) Notwithstanding any provisions of this Agreement to the contrary, including Article IX, the indemnification obligations of Seller contained in this Section 7.6 represent the Seller’s only indemnification obligations of Buyer with respect to Taxes.
     Section 7.7 Tax Contests.
     (a) If a claim is made by any Tax Authority which, if successful, might result in an indemnity payment to any member of the Buyer Indemnified Parties or Seller Indemnified Parties pursuant to Section 7.6, the Indemnified Party will promptly notify the Indemnifying Party of such claim (a “Tax Claim”); provided, however, that the failure to give such notice will not affect the indemnification provided hereunder except to the extent the Indemnifying Party has actually been prejudiced as a result of such failure.
     (b) With respect to any Tax Claim relating to Taxes that are attributable to a Pre-Closing Tax Period or to any other taxable period in which any Enbridge Entity’s or Enbridge Entity Subsidiary’s income or operating results attributable to a Pre-Closing Tax Period were includable on another Person’s Tax Return, Seller will control all proceedings and may make all decisions in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Tax Authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that if such Tax Claim could reasonably be expected to have an adverse effect on Buyer or the Enbridge Entities in any Tax period or portion of a Straddle Period beginning on or after the Closing Date, the Tax Claim shall not be settled or resolved without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed). Buyer will control all proceedings and may, in its sole discretion, make all decisions in connection with any Tax Claim other than a Tax Claim described in the first sentence of this Section 7.7(b) or a Tax Claim described in Section 7.7(c) (including selection of counsel).
     (c) Seller and Buyer will jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of any Enbridge Entity or Enbridge Entity Subsidiary for any Straddle Period. Neither Seller nor Buyer will settle any such Tax Claim without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed).
     (d) Each of Buyer, the Enbridge Entities, the Enbridge Entities Subsidiaries and their respective Affiliates, on the one hand, and the Seller and its respective Affiliates, on the other, will cooperate in contesting any Tax Claim, which cooperation will include the retention and (upon request) the provision to the requesting party of records and information that are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.
     Section 7.8 Refunds. If after the Closing Date, Buyer or any of the Enbridge Entities or Enbridge Entities Subsidiaries receives a refund of any Tax attributable to the Pre-Closing Tax Period (whether received in cash, or as a credit against other Taxes), Buyer shall pay to Seller within fifteen (15) days after such receipt an amount equal to such refund (or so much of such refund as relates to the Pre-Closing Tax Period determined in accordance with applicable principles of Section 7.4 and Section 7.6(c)), together with any interest received or credited thereon.
ARTICLE VIII
CONDITIONS TO OBLIGATIONS
     Section 8.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:
     (a) The Buyer Approvals set forth in Schedule 5.3 and the Seller Approvals set forth in Schedule 3.3 (other than any Seller Approval constituting a notice requirement that by the terms of such requirement is not required to be satisfied prior to the Closing Date) shall have been duly made, given or obtained and shall be in full force and effect;
     (b) Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (and in all respects, in the case of representations and warranties (including the representation in Section 4.5(a)) which are qualified by materiality or by Material Adverse Effect) on the Closing Date as though made on the Closing Date, except to the extent such representations or warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality or by Material Adverse Effect) as of such earlier date;
     (c) Seller shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing;
     (d) Seller shall have delivered to Buyer a certificate executed by an officer of Seller, dated the Closing Date, certifying that the conditions specified in Section 8.1(b) and Section 8.1(c) have been fulfilled;
     (e) The Bamagas Preference Right has been exercised, waived or expired;
     (f) No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, and no Law, statute, rule, regulation or executive order promulgated or enacted by a Governmental Authority, shall be in effect which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the transactions contemplated hereby. No Proceeding (excluding any initiated by Buyer or any of its Affiliates) is pending or threatened seeking to enjoin or restrain the consummation of the Closing or to recover damages from Buyer or any Affiliate of Buyer resulting therefrom; and
     (g) The Parties have agreed upon the Transition Services Agreement.
     Section 8.2 Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Seller:
     (a) The Seller Approvals set forth in Schedule 3.3 (other than any Seller Approval constituting a notice requirement that by the terms of such requirement is not required to be satisfied prior to the Closing Date) and the Buyer Approvals set forth in Schedule 5.3 shall have been duly made, given or obtained and shall be in full force and effect;
     (b) Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (and in all respects, in the case of the representation and warranty in Section 5.8 and the representations and warranties which are qualified by materiality) on the Closing Date as though made on the Closing Date, except to the extent such representations or warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality) as of such earlier date;
     (c) Buyer shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing;
     (d) Buyer shall have delivered to Seller a certificate executed by an officer of Buyer, dated the Closing Date, certifying that the conditions specified in Section 8.2(b) and Section 8.2(c) have been fulfilled;
     (e) The Bamagas Preference Right has been exercised, waived or expired;
     (f) No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, and no Law, statute, rule, regulation or executive order promulgated or enacted by a Governmental Authority, shall be in effect which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the transactions contemplated hereby. No Proceeding (excluding any initiated by Seller or any of its Affiliates) is pending or threatened seeking to enjoin or restrain the consummation of the Closing or to recover damages from Seller or any Affiliate of Seller resulting therefrom; and
     (g) The Parties have agreed upon the Transition Services Agreement.
ARTICLE IX
INDEMNIFICATION
     Section 9.1 Survival. The representations, warranties, covenants, and agreements of the Parties contained in this Agreement shall survive the consummation of the transactions contemplated in this Agreement and shall continue after the Closing Date indefinitely; provided, however, that all representations and warranties contained in this Agreement (other than those contained in Article III (other than Section 3.4), Article V (other than Sections 5.4 and 5.7), and Sections 4.1, 4.2, 4.8, and 4.9, which shall terminate on the date that is 60 days after the expiration of all applicable statutes of limitation relating to the representations and warranties made in Article III (other than Section 3.4), Article V (other than Sections 5.4 and 5.7), and Sections 4.1, 4.2, 4.8, and 4.9) shall survive the Closing only until eighteen (18) months after the Closing Date. Neither Party shall have any liability for indemnification claims made under this Article IX with respect to any such representation, warranty, covenant or agreement unless a written notice of claim (describing in reasonable detail the claim, including an estimate of Losses attributable to such claim to the extent then known) is provided by Buyer to Seller or Seller to Buyer, as applicable, prior to the expiration of the applicable survival period for such representation, warranty, covenant or agreement. If a written notice of claim has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation, warranty, covenant or agreement, then the applicable representation, warranty, covenant or agreement shall survive as to such claim, until such claim has been finally resolved.

     Section 9.2 Indemnification.
     (a) Subject to the provisions of this Article IX, from and after the Closing, Seller shall indemnify, defend, and hold harmless Buyer and its Affiliates and their respective Representatives (the “Buyer Indemnified Parties”) from and against all Losses that the Buyer Indemnified Parties incur arising from (i) any breach of any representation or warranty of Seller in this Agreement or (ii) any breach of any covenant or agreement of Seller in this Agreement.
     (b) In addition to Section 9.2(a), from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates from and against all Losses that arise out of or relate to the Seller Retained Liabilities.
     (c) Subject to the provisions of this Article IX, from and after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective Representatives (the “Seller Indemnified Parties”) from and against all Losses that the Seller Indemnified Parties incur arising from (i) to the extent such Losses are not subject to the provisions of Section 9.2(a) and do not pertain to a matter that is the subject of a claim notice delivered by Buyer by the date specified in Section 9.1, the Entities Liabilities, (ii) any breach of any representation or warranty of Buyer in this Agreement or (iii) any breach of any covenant or agreement of Buyer in this Agreement.
     (d) Notwithstanding anything to the contrary herein, the Parties shall have a duty to use Reasonable Efforts to mitigate any Loss (which duty shall include the obligation to seek and use Reasonable Efforts to collect available insurance proceeds and indemnification and reimbursement payments) arising out of or relating to this Agreement or the transactions contemplated hereby.
     Section 9.3 Indemnification Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:
     (a) Any Buyer Indemnified Party or Seller Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 9.2 shall promptly (i) notify the other Party (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s reasonable estimate of the amount of Losses attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.
     (b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim

(such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable Loss under this Article IX), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 9.3(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.
     (c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
     (d) Subject to the other provisions of this Article IX, a claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Party from whom indemnification is sought.

     (e) In the event an Indemnified Party shall recover Losses in respect of a claim of indemnification under this Article IX, no other Indemnified Party shall be entitled to recover the same Losses in respect of a claim for indemnification.
     (f) Notwithstanding anything to the contrary in this Section 9.3, the indemnification procedures set forth in Article VII shall control any indemnities relating to Taxes.
     Section 9.4 Limitations on Liability of Seller.
     (a) Notwithstanding anything to the contrary herein, (i) Seller shall not be required to indemnify any Person under Section 9.2(a)(i) with respect to a breach of any representation or warranty set forth in this Agreement unless the amount of Losses attributable to such breach exceed $50,000 and (ii) to the extent that the Losses attributable to such breach exceed $50,000, Seller shall not be required to indemnify any Person under Section 9.2(a)(i) with respect to such breach unless the aggregate amount of Losses attributable to all such breaches in excess of $50,000 exceed $1,000,000, and in such event, Seller shall be responsible for only the amount in excess of $1,000,000. Furthermore, notwithstanding anything to the contrary herein, in no event shall Seller’s indemnification obligations under Section 9.2(a)(i) exceed, in the aggregate, $16,000,000. The limitations in this Section 9.4(a) shall not apply to any indemnification claims for breach of Seller’s representations or warranties in Article III (other than Section 3.4) and Sections 4.1, 4.2, 4.8, and 4.9, or any Tax Losses, the liability with respect to which shall be as set forth in Section 7.6.
     (b) No Buyer Indemnified Party shall be entitled to indemnification under Section 9.2(a) to the extent Buyer has otherwise been compensated by reasons of adjustments (pursuant to Section 2.4) in the calculation of the Net Working Capital component of the Purchase Price relative to what it would have been absent such Loss.
     Section 9.5 Waiver of Other Representations and Warranties.
     (a) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NEITHER SELLER NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE INTERESTS, THE ENBRIDGE ENTITIES, THE ENBRIDGE ENTITIES SUBSIDIARIES OR THE ASSETS OF THE ENBRIDGE ENTITIES OR THE ENBRIDGE ENTITIES SUBSIDIARIES, THE BUSINESS OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS AGREEMENT, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO

THE ENBRIDGE ENTITIES, THE ENBRIDGE ENTITIES SUBSIDIARIES OR THE BUSINESS.
     (b) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER’S INTEREST IN THE ENBRIDGE ENTITIES AND THE ENBRIDGE ENTITIES SUBSIDIARIES AND THE ASSETS OF THE ENBRIDGE ENTITIES AND THE ENBRIDGE ENTITIES SUBSIDIARIES AND THE BUSINESS ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ENBRIDGE ENTITIES AND THE ENBRIDGE ENTITIES SUBSIDIARIES AND THE ASSETS OF THE ENBRIDGE ENTITIES AND THE ENBRIDGE ENTITIES SUBSIDIARIES, THE BUSINESS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ENBRIDGE ENTITIES AND THE ASSETS OF THE ENBRIDGE ENTITIES, THE ENBRIDGE ENTITIES SUBSIDIARIES AND THE BUSINESS.
     (c) Without limiting the generality of the foregoing, the representations and warranties contained in Section 4.10 shall be the exclusive representations and warranties with regard to Environmental Laws and related matters.
     Section 9.6 Purchase Price Adjustment. The Parties agree to treat all payments made pursuant to Article VII and this Article IX as adjustments to the Purchase Price for Tax purposes.
     Section 9.7 Exclusive Remedy.
     (a) EXCEPT AS PROVIDED IN THE RELATED AGREEMENTS OR FOR CLAIMS FOR COMMON LAW ACTUAL FRAUD THAT IS ESTABLISHED BY A PARTY TO HAVE OCCURRED, THE PARTIES ACKNOWLEDGE AND AGREE THAT EACH PARTY’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT FOLLOWING CLOSING SHALL BE PURSUANT TO THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS AGREEMENT.
     (b) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, LOST PROFITS OR LOST BENEFITS, LOSS OF ENTERPRISE VALUE, DIMINUTION IN VALUE OF ANY BUSINESS, DAMAGES TO REPUTATION OR LOSS TO GOODWILL, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, THAT THIS SECTION 9.7(b) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY HEREUNDER FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A

THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION HEREUNDER.
ARTICLE X
TERMINATION
     Section 10.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:
     (a) by the mutual consent of Buyer and Seller as evidenced in a writing signed by each of Buyer and Seller;
     (b) by Buyer, if there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer to consummate the transactions contemplated hereunder at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller within thirty (30) days after written notice thereof from Buyer;
     (c) by Seller, if there has been a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller to consummate the transactions contemplated hereunder at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer within thirty (30) days after written notice thereof from Seller;
     (d) by either Buyer or Seller if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;
     (e) by either Buyer or Seller, if the Closing has not occurred on or before December 31, 2009 (provided the Party seeking to terminate this Agreement is not in breach of any representation, warranty, covenant or agreement of such Party contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the other Party to consummate the transactions contemplated hereunder at the Closing), or such later date as the Parties may agree upon; or
     (f) by Buyer as provided in Section 6.14.
     Section 10.2 Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party hereto; provided, however, that if this Agreement is validly terminated by a Party as a result of an intentional and material breach of this Agreement by the non-terminating Party, then the terminating Party shall be entitled to all rights and remedies available under Law or equity. Notwithstanding the foregoing, the provisions of Section 6.2(b), Section 6.6(b) and Article XI shall survive any termination of this

Agreement. The Confidentiality Agreement shall not be affected by a termination of this Agreement.
ARTICLE XI
MISCELLANEOUS
     Section 11.1 Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given when (a) delivered in person, (b) one Business Day after delivery to an overnight delivery service (e.g., FedEx), freight prepaid, or (c) delivered by facsimile and contemporaneously delivered in person or by overnight delivery service, freight prepaid, addressed as follows:
     (i) If to Seller, to:
Enbridge Midcoast Energy, L.P.
1100 Louisiana Street, Suite 3300
Houston, Texas 77002
Attention: Controller
Facsimile: (713) 821-6710
with a copy (which shall not constitute notice) to:
Enbridge Midcoast Energy, L.P.
1100 Louisiana Street, Suite 3300
Houston, Texas 77002
Attention: Vice President Law
Facsimile: (713) 821-2229
with a copy (which shall not constitute notice) to:
Fulbright & Jaworski L.L.P.
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010
Attention: Ms. Deborah A. Gitomer
Facsimile: (713) 651-5246
     (ii) If to Buyer, to:
American Midstream, LLC
950 Tower Lane, Suite 800
Foster City, CA 94404
Attention: Mr. Matt Carbone or Mr. Ed Diffendal
Facsimile: (650) 854-0853

with a copy (which shall not constitute notice) to:
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attention: Mr. G. Michael O’Leary
Facsimile: (713) 238-7130
or to such other address or addresses as the Parties may from time to time designate in writing.
     Section 11.2 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
     Section 11.3 Rights of Third Parties. Nothing in this Agreement shall entitle any Person other than Buyer and Seller to any Losses, remedy or right of any kind, except as to those rights expressly provided to the Seller Indemnified Parties and the Buyer Indemnified Parties (provided, however, any claim for indemnity hereunder on behalf of a Seller Indemnified Party or a Buyer Indemnified Party must be made and administered by a Party).
     Section 11.4 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.
     Section 11.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signatures hereon shall, for all purposes, be deemed originals.
     Section 11.6 Entire Agreement. This Agreement (together with the Disclosure Schedules and exhibits to this Agreement), the Buyer Guarantee and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.
     Section 11.7 Disclosure Schedules. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the

Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the ordinary course of the business of the Enbridge Entities or the Enbridge Entities Subsidiaries or required to be disclosed on the Disclosure Schedules.
     Section 11.8 Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.
     Section 11.9 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer and Seller, which consent shall not be unreasonably withheld, conditioned or delayed by any Party; provided, however, that a Party may publish such press releases or other public communications as such Party may consider necessary in order to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party as is reasonable under the circumstances and providing the other Party the opportunity to review such press release or other public communication.
     Section 11.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.
     Section 11.11 Governing Law; Jurisdiction.
     (a) This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware without regard to the Laws that might be applicable under conflicts of laws principles.
     (b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Wilmington, Delaware, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the applicable law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Wilmington, Delaware with respect to any matter under this Agreement shall be binding.
     (c) To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 11.11(b).
     (d) THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.
     Section 11.12 Further Assurances. Seller will execute and deliver or cause to be executed and delivered to Buyer, and Buyer will execute and deliver or cause to be executed and delivered to Seller, such further instruments of transfer, assignment and conveyance and take such other action as the other Party may reasonably require to more effectively carry out the consummation of the transactions contemplated by this Agreement.
     Section 11.13 Enbridge Entity Plan. Notwithstanding anything herein provided to the contrary, Buyer does hereby acknowledge and agree that it shall not claim that Seller is in breach of any representation, warranty, covenant or agreement under this Agreement on account of the fact that the documentation evidencing the plan referenced in Schedule 4.8(c) has not been finalized or executed. Seller does hereby covenant and agree that it shall finalize and execute such documentation with ten (10) days following the date of this Agreement and shall promptly furnish Buyer with copies of same. Seller does hereby confirm that (a) such plan (i) is consistent with the description of the plan that has been previously furnished by Seller to Buyer, (ii) has been fully funded to date, and (iii) has been administered in accordance with the established plan provisions and (b) Seller has fully disclosed to Buyer all eligible participants of such plan.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each Party as of the date first above written.

SELLER: ENBRIDGE MIDCOAST ENERGY, L.P.
By:	Enbridge Midcoast Holdings, L.L.C., its general partner

By:	/s/ Terrance L. McGill
Terrance L. McGill
President

BUYER: AMERICAN MIDSTREAM, LLC
By:	/s/ Brian Bierbach
Brian Bierbach
Chief Executive Officer and President

Signature Page to Membership Interests
Purchase and Sale Agreement